UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Vontier Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VONTIER™

Notice of 2024 Annual Meeting of Stockholders

Notice of 2024 Annual Meeting of Stockholders

Notice of 2024 Annual Meeting of Stockholders	VONTIER CORPORATION 5438 Wade Park Boulevard, Suite 600 Raleigh, North Carolina 27607

WHEN:	WHERE:	ITEMS OF BUSINESS:	DATE OF MAILING:	WHO CAN VOTE:

May 28, 2024 at 4:30 p.m. ET	Online only via live webcast	3 proposals as listed below	The date of mailing of this Proxy Statement is on or about April 15, 2024.	Stockholders of Vontier’s common stock at the close of business on April 2, 2024.

Items of Business:

1.	To elect Mses. Karen C. Francis, Gloria R. Boyland and Maryrose Sylvester and Messrs. David M. Foulkes, Christopher J. Klein and Mark D. Morelli to serve as directors for a one-year term expiring at the 2025 annual meeting of stockholders and until their successors have been elected and qualified.
2.	To ratify the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2024.
3.	To approve, on an advisory basis, Vontier’s named executive officer compensation as disclosed in this proxy statement.
4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2024:

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report to Stockholders, including financial statements, via the Internet. On or about April 15, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: www.proxyvote.com.

By Order of the Board of Directors,

Courtney S. Kamlet

Corporate Secretary

April 15, 2024

2024 PROXY STATEMENT	Table of Contents

Table of Contents

1	Proxy Statement Summary
4	Proxy Statement
4	Purpose of the Annual Meeting
4	Who Can Attend the Annual Meeting
4	Outstanding Stock and Voting Rights
5	Solicitation of Proxies
5	Proxy Instructions
5	Notice of Electronic Availability of Proxy Materials
5	Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement
6	Voting Methods
7	Changing Your Vote
7	Householding
8	Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders
10	Proposal 1. Election of Directors
10	Election of Directors
12	Director Nominees – For Terms Expiring at this Annual Meeting
16	Class II Directors with Terms Expiring in 2025
18	Corporate Governance
18	Corporate Governance Guidelines, Committee Charters and Code of Conduct
18	Board Leadership Structure, Risk Oversight and Management Succession Planning
21	Board of Directors and Committees of the Board
21	Audit Committee
22	Compensation and Management Development Committee
22	Nominating and Governance Committee
23	Capital Deployment Advisory Group
23	Director Nomination Process
25	Environmental, Social and Governance
28	Certain Relationships and Related Transactions
28	Policy
29	Director Compensation
29	Summary of Director Compensation
30	Director Compensation Table

31	Proposal 2. Ratification of Independent Registered Public Accounting Firm
31	Fees Paid to Independent Registered Public Accounting Firm
32	Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
33	Audit Committee Report
34	Compensation Discussion and Analysis
46	Compensation Tables
46	Summary Compensation Table
47	Grants of Plan-Based Awards for Fiscal 2023
47	Outstanding Equity Awards at 2023 Fiscal Year-End
48	Option Exercises and Stock Vested During Fiscal 2023
49	Pension Benefits for Fiscal 2023
49	Nonqualified Deferred Compensation for Fiscal 2023
49	Potential Payments Upon Termination as of 2023 Fiscal Year-End
51	Pay Ratio Disclosure
52	Compensation Committee Report
53	Pay Versus Performance Disclosure
57	Equity Compensation Plan Information
58	Proposal 3. Advisory Vote on Executive Compensation
59	Other Matters
59	Website Disclosure
60	Stockholder Proposals for Next Year’s Annual Meeting

Proxy Statement Summary	1

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at our 2024 Annual Meeting, below is a summary of information regarding the meeting contained elsewhere in this Proxy Statement. The following description is only a summary. For more information about these topics, please review the complete Proxy Statement.

2024 Annual Meeting of Stockholders

DATE AND TIME:	May 28, 2024 at 4:30 p.m. ET

PLACE:	www.virtualshareholdermeeting.com/VNT2024

RECORD DATE:	April 2, 2024

VOTING:	Stockholders of Vontier’s common stock at the close of business on April 2, 2024 are entitled to one vote per share of common stock on each matter to be voted upon at the 2024 Annual Meeting of Stockholders (“Annual Meeting”)

Items of Business

Proposal	Vote Required	Board Recommendation

Proposal 1: Election of Mses. Karen C. Francis, Gloria R. Boyland and Maryrose Sylvester and Messrs. David M. Foulkes, Christopher J. Klein and Mark D. Morelli to serve as directors until the 2025 annual meeting

	For each nominee, majority of votes cast.	FOR each nominee
Proposal 2: Ratification of the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2024	The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy.	FOR
Proposal 3: Approval, on an advisory basis, of Vontier’s named executive officer compensation as disclosed in this proxy statement	The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy.	FOR

2	2024 PROXY STATEMENT	Proxy Statement Summary

Corporate Governance Highlights

Our Board of Directors (the “Board”) recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

Our Corporate Governance Framework

Recent governance actions:

1.	Revised the Stock Ownership Guidelines to remove unvested performance stock units from counting towards the stock ownership requirements
2.	Revised the Corporate Governance Guidelines to reduce the number of other boards a non-employee director may serve on from four to three
3.	Revised the Compensation and Management Development Committee Charter to include responsibilities for: (i) overseeing and reviewing the leadership development and succession plans for the chief executive officer’s direct reports and (ii) reviewing the Company’s talent management program and human capital initiatives

Additional highlights of our corporate governance framework:

We have documented and executed our commitment to Board diversity in our Corporate Governance Guidelines and our Nominating and Governance Committee Charter	We have an Environmental, Social and Governance (“ESG”) program, and the Nominating and Governance Committee coordinates the Company’s Board committees’ oversight of ESG matters
Our Audit Committee Charter includes oversight of our cybersecurity with quarterly review by the Audit Committee of our cybersecurity planning, monitoring, risk management, remediation, and controls and full Board review annually	We have stock ownership requirements for non-CEO executive officers at a multiple of three times base salary and for CEO and directors at a multiple of five times base salary and annual cash retainer, respectively
Our Chair and CEO positions are separate, with an independent Chair	We maintain a majority vote requirement for the election of directors in uncontested elections
We have an anti-overboarding policy that limits the number of boards of other public companies on which our directors may serve to three	We have no shareholder rights plan

Proxy Statement Summary	3

Stockholder Engagement

In 2023, the Company commenced a stockholder engagement program, because we believe stockholder engagement is one aspect of maintaining good corporate governance as well as transparency with regard to executive compensation matters. Our stockholder engagement program provides a mechanism to discuss issues of importance to stockholders that affect our business. During the last twelve months, we conducted outreach to stockholders that represent approximately 50% of our outstanding shares of Common Stock. We have duly considered the input from the stockholder outreach and incorporated suggestions as appropriate.

Compensation Governance Highlights

Implement Core Executive Compensation Principles Designed to Promote Alignment with the Interest of Stockholders
Performance Measures Aligned with Business Objectives
Pay for Performance
Maintain Stock Ownership Requirements
Maintain a Compensation Recoupment Policy
Maintain Market Competitive Vesting Schedules for Equity Awards
Require Minimum Vesting Schedule under our Equity Plan
Annual Compensation Risk Assessment
Engage an Independent Compensation Consultant
Limit Perquisites
Incorporate Long-Term Performance-Based Equity Awards for Executive Officers

No Excise Tax Gross-Ups
No “Single-Trigger” Change-in-Control Severance Benefits or Change-in-Control Equity Vesting
No Pledging of our Common Stock by Executive Officers
No Hedging Transactions by Executive Officers
No Evergreen Provision in Stock Incentive Plan
No Repricing of Stock Options
No Liberal Share Recycling under Stock Incentive Plan
No Liberal Definition of Change-in-Control
No Defined Benefit Plans for Executive Officers

4	2024 PROXY STATEMENT	Proxy Statement

Proxy Statement

2024 Annual Meeting of Stockholders May 28, 2024

This Proxy Statement is furnished in connection with the solicitation by the Board of Vontier Corporation, a Delaware Corporation (“Vontier” or the “Company”), of proxies for use at the Annual Meeting to be held on May 28, 2024 at 4:30 p.m. ET, and at any and all postponements or adjournments thereof. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/VNT2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (the “Proxy Card”) or on the instructions that accompanied your proxy materials.

Purpose of the Annual Meeting

1.	To elect Mses. Karen C. Francis, Gloria R. Boyland and Maryrose Sylvester and Messrs. David M. Foulkes, Christopher J. Klein and Mark D. Morelli to serve as directors for a one-year term expiring at the 2025 annual meeting of stockholders and until their successors have been elected and qualified.
2.	To ratify the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2024.
3.	To approve, on an advisory basis, Vontier’s named executive officer compensation as disclosed in this proxy statement.
4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Who Can Attend the Annual Meeting

The Annual Meeting will be held entirely online to allow for greater participation. You may attend the Annual Meeting online only if you are a Vontier stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website www.virtualshareholdermeeting.com/VNT2024. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. The meeting webcast will begin promptly at 4:30 p.m. ET. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:20 p.m. ET, and you should allow ample time for the check-in procedures.

Asking Questions. Stockholders have multiple opportunities to submit questions to Vontier for the Annual Meeting. Stockholders who wish to submit a question in advance may do so at www.proxyvote.com. Stockholders also may submit questions during the meeting. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

Technical Issues. If any Stockholder is having technical difficulties joining the Annual Meeting, the technical support numbers will be located on the login page of www.virtualshareholdermeeting.com/VNT2024.

Outstanding Stock and Voting Rights

In accordance with Vontier’s Amended and Restated Bylaws, the Board has fixed the close of business on April 2, 2024 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Vontier entitled to vote at the Annual Meeting are shares of common stock, $0.0001 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matters brought before the Annual Meeting. As of the close of business on April 2, 2024, 154,651,681 shares of Common Stock were outstanding, excluding shares held by or for the account of Vontier.

Proxy Statement	5

Solicitation of Proxies

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, e-mail, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we have engaged Okapi Partners LLC (“Okapi Partners”) to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay Okapi Partners a fee of approximately $16,000. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses. Additionally, we will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners.

Proxy Instructions

Proxies will be voted as specified in the proxy.

If you sign and submit your Proxy Card with no further instructions, your shares will be voted:

FOR the election of each of Mses. Karen C. Francis Gloria R. Boyland and Maryrose Sylvester and Messrs. David M. Foulkes, Christopher J. Klein and Mark D. Morelli to serve as directors, until the 2025 annual meeting;
FOR ratification of the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2024;
FOR approval, on an advisory basis, of the Company’s named executive officer compensation as disclosed in this proxy statement; and
In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Kathryn K. Rowen and Courtney S. Kamlet to act as proxies with full power of substitution.

Notice of Electronic Availability of Proxy Materials

As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On or about April 15, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 2, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1 and 3, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1 and 3. Broker non-votes will not affect the required vote with respect to Proposals 1 and 3.

6	2024 PROXY STATEMENT	Proxy Statement

Approval Requirements. If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation to approve each of the proposals is as follows:

•	With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares of Common Stock present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote.
•	With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

Tabulation of Votes. Our inspector of election, Broadridge Financial Services, will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Voting Methods

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares of Common Stock are voted at the Annual Meeting by submitting your instructions by telephone, over the Internet, by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided, or by attending the Annual Meeting and voting your shares of Common Stock at the meeting. Telephone and Internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., ET on May 27, 2024.

As a registered stockholder, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;
•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or
•	Via mail by completing, dating, signing and returning the Proxy Card. Please allow sufficient time for delivery of your Proxy Card if you decide to vote by mail.

To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your Proxy Card, or on the instructions that accompanied your proxy materials. Voting via the Internet or telephone must be completed by 11:59 p.m. ET on May 27, 2024. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

If your shares of Common Stock are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of the shares. In that case, you will receive instructions on how to vote from your broker, bank or nominee. You must follow their instructions in order for your shares of Common Stock to be voted. Telephone and Internet voting may be offered to stockholders owning shares of Common Stock through certain banks and brokers. If your shares of Common Stock are not in your own name and you would like to vote your shares electronically at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

Proxy Statement	7

If you hold your shares of Common Stock through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares of Common Stock by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Vontier Stock Fund through either of the Savings Plans, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote the shares of Common Stock attributable to your Savings Plan as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 22, 2024, Fidelity will not vote the shares of Common Stock attributable to your Savings Plan on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing, with the Secretary of Vontier, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares of Common Stock are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted by the SEC to send a single copy of our Notice of Internet Availability and, if you requested printed versions by mail, the set of our proxy statement and annual report to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our Notice of Internet Availability and, if you requested printed versions by mail, our annual report and proxy statement to you if you contact us at Vontier Corporation, Attn: Investor Relations, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607; telephone us at (984) 275-6000; or email us at investor.relations@vontier.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address are receiving more than one copy of the proxy materials and would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares of Common Stock through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

8	2024 PROXY STATEMENT	Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders

Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 2, 2024, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding Common Stock as of the date indicated in the corresponding footnote;
•	each member of our Board and each of our named executive officers (“NEOs”); and
•	all current members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common Stock subject to stock options currently exercisable, or exercisable within 60 days after April 2, 2024, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those stock options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Vontier Corporation, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Common Stock Outstanding (%)
5% Beneficial Owner
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	16,397,921	(1)	10.6
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	13,741,611	(2)	8.9
FMR LLC 245 Summer Street, Boston, MA 02210	13,133,777	(3)	8.5
Directors and Executive Officers
Andrew D. Miller	34,025	(4)	*
Anshooman Aga	35,232	(5)	*
Christopher J. Klein	32,185	(6)	*
David M. Foulkes	8,070		*
Gloria R. Boyland	43,080	(7)	*
Karen C. Francis	94,495	(8)	*
Kathryn K. Rowen	120,990	(9)	*
Mark D. Morelli	708,111	(10)	*
Martin Gafinowitz	39,536	(11)	*
Maryrose Sylvester	20,641	(12)	*
Robert L. Eatroff	40,635	(13)	*
All Directors and Executive Officers as a Group (eleven persons)	1,177,000	(14)	*

Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders	9

(1)	The amount shown and the following information is derived from a Schedule 13G/A filed February 13, 2024 by The Vanguard Group which sets forth their beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 55,700 shares, sole dispositive power over 16,179,731 shares and shared dispositive power over 218,190 shares.
(2)	The amount shown and the following information is derived from a Schedule 13G/A filed January 25, 2024 by BlackRock, Inc. which sets forth BlackRock, Inc.’s beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 13,411,606 shares and sole dispositive power over 13,741,611 shares.
(3)	The amount shown and the following information is derived from a Schedule 13G /A filed February 9, 2024 by FMR LLC, which sets forth their beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, FMR LC has sole voting power over 13,120,254 shares and sole dispositive power over 13,133,777 shares.
(4)	Includes options to acquire 13,930 shares.
(5)	Includes 4,923 notional phantom shares attributable to Mr. Aga’s EDIP account.
(6)	Includes options to acquire 9,040 shares.
(7)	Includes options to acquire 13,930 shares.
(8)	Includes options to acquire 43,940 shares.
(9)	Includes options to acquire 63,674 shares and 6,861 notional phantom shares attributable to Ms. Rowen’s EDIP account.
(10)	Includes options to acquire 422,673 shares and 20,769 notional phantom shares attributable to Mr. Morelli’s EDIP account.
(11)	Includes options to acquire 13,930 shares.
(12)	Includes options to acquire 6,990 shares.
(13)	Includes options to acquire 6,920 shares.
(14)	Includes options to acquire 595,027 shares and 32,553 notional phantom shares attributable to EDIP accounts.
*	Represents less than 1% of the outstanding Common Stock.

10	2024 PROXY STATEMENT	Proposal 1. Election of Directors

Proposal 1. Election of Directors

Declassification of the Board

At the 2022 Annual Meeting of Stockholders, the stockholders approved a proposal from our Board to amend our Certificate of Incorporation to declassify the Board and to provide, starting with the 2023 Annual Meeting of Stockholders, for the election of directors to one-year terms. As a result, our Board will be declassified in the following manner:

The directors elected at the Annual Meeting of Stockholders (and at each annual meeting thereafter) will serve one-year terms
Beginning with this Annual Meeting of Stockholders, a majority of the directors will be elected annually
Beginning with the 2025 Annual Meeting of Stockholders, the entire Board will be elected annually

Election of Directors

At the Annual Meeting, stockholders will be asked to elect each of the director nominees identified below (each of whom has been recommended by the Nominating and Governance Committee and nominated by the Board) to serve a one-year term until the 2025 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented by the proxy for the election as directors of the persons whose names and biographies appear below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable to serve or for good cause will not serve as a director at the time of the meeting, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares of Common Stock held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each director nominee is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee and director for matters regarding the Company is 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607.

Our directors are comprised of current directors with diverse skills, background, and experience, which the Board believes contributes to the effective oversight of the Company. The average board tenure is three years.

Proposal 1. Election of Directors	11

Attributes, Skills, Qualification and Diversity of Directors

Our nine director nominees are comprised of current directors with diverse skills, background, and experience, which the Board believes contributes to the effective oversight of the Company. Our directors have diverse attributes, skills and qualifications, including breadth of experience in mergers & acquisitions, being a key executive driver of turnarounds, significant public board service, operational experience in large, global organizations and risk management experience. While our directors are strong across each of these dimensions, the following matrix highlights the top seven attributes, skills and qualifications of each director that is relevant to the Company and their service on the Board.

	Boyland	Eatroff	Francis	Foulkes	Gafinowitz	Klein	Miller	Morelli	Sylvester
Mergers & Acquisitions		•			•	•	•	•
Strategy Development/Portfolio Transformation	•	•		•	•	•		•	•
Capital Allocator		•				•	•
Public Board Experience	•		•			•	•		•
Technology/Innovation	•	•	•	•					•
Finance/Accounting/Investor Relations		•				•	•
Global/International Experience or Exposure	•	•		•	•			•	•
Relevant Industry Knowledge	•		•		•
Business System					•			•
Cybersecurity/Privacy Security/IT		•					•
Engineering/Product Development				•	•			•	•
Data Analytics	•						•
Executive Leadership			•	•		•	•	•	•
HR/Human Capital/Compensation & Benefits			•	•	•	•
Marketing/Sales/PR			•
Operations/Project Delivery	•		•	•				•	•

Diversity	Female Racially Diverse		Female					Veteran	Female

12	2024 PROXY STATEMENT	Proposal 1. Election of Directors

Director Nominees—

For Terms Expiring at this Annual Meeting

Name	Age	Position with Vontier	Director Since
Karen C. Francis	61	Director	September 2020
Gloria R. Boyland	63	Director	October 2020
Maryrose Sylvester	58	Director	March 2021
David M. Foulkes	62	Director	March 2023
Christopher J. Klein	60	Director	December 2020
Mark D. Morelli	60	Chief Executive Officer and Director	October 2020

Proposal 1. Election of Directors	13

Karen C. Francis Director	Gloria R. Boyland Director

Director since: September 2020	Director since: October 2020

Committees: Compensation and Management Development	Committees: Audit, Nominating and Governance (Chair)

Karen C. Francis has served as a member of our Board of Directors since September 2020 and serves as Senior Advisor to TPG Capital and is an independent director for private equity and venture capital funded companies in Silicon Valley, including CelLink and Nauto. In 2021, Ms. Francis received her CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors. Ms. Francis also serves on the Board of Directors of Polestar (NASDAQ: PSNY) and is a member of its Nominating & Governance Committee and Chair of the Compensation Committee. Ms. Francis served on the Board of Directors of Telenav, Inc. from December 2016 to November 2019 where she served as lead independent director, chair of the Compensation Committee and a member of the Nominating and Governance Committee, Reinvent Technology Partners Y from March 2021 to November 2021 and TuSimple Holdings, Inc. from December 2020 to November 2022. Ms. Francis served on the Board of Directors of Quanergy Systems, Inc. (NYSE: QNGY) from February 2022 to April 2023 and chaired the Nominating and Governance Committee.

Prior to that, she served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. In addition, Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, from 2009 to 2014 and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for the corporate venture capital group, as well as global e-business strategies, customer relationship management and worldwide export operations. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division.

Gloria R. Boyland has served as a member of our Board of Directors since October 2020. Since January 2021, Ms. Boyland has served on the Board of Directors of United Natural Foods, Inc. (NYSE: UNFI) and is a member of the Compensation and Technology Innovation Committees. Since March 2023, Ms. Boyland has served on the board of Aurora Innovation, Inc. (NASDAQ: AUR) and is a member of the Audit and Nominating and Corporate Governance Committees. Prior to that, Ms. Boyland was Corporate Vice President of Operations & Service Support, responsible for leadership of operational cost reduction and process improvement initiatives, operations technology innovation, service quality improvement, customer experience, and new service offerings, at FedEx Corporation (NYSE: FDX), a $50 billion global transportation service provider, until her retirement in January 2020. Ms. Boyland joined FedEx Corporation in 2004 and was Staff Vice President, Service Experience Leadership from 2004-2015. Prior to joining FedEx, she held a broad variety of positions with increasing responsibility, including Customer Experience Management, Quality Management Systems, Business Development, Acquisition Integration, and general management. Ms. Boyland served as a member of the Audit and Nominating and Governance Committees of the Board of Directors of Chesapeake Energy Corporation (NYSE: CHK) from December 2016 to January 2021. Ms. Boyland received a FedEx Corporate Five Star Award for the transformation of its Service Quality Index, which internally measures critical experience touchpoints that drive FedEx customer loyalty. Ms. Boyland currently sits on the board of the Memphis Brooks Museum and is a sponsor for Teach For America.

Ms. Francis brings to our board her experience as a Chief Executive Officer, director, strategic advisor and investor with a deep knowledge of corporate governance and a strong track record of building businesses in the technology and transportation sectors.

Ms. Boyland brings to our Board significant experience leading operational and logistical transformation at global companies. In addition, through her leadership role with a large, global company in the transportation industry, she has insight into the business practices, including future-focused logistics and supply chain knowledge, that are critical to the success of Vontier.

14	2024 PROXY STATEMENT	Proposal 1. Election of Directors

Maryrose Sylvester Director	David M. Foulkes Director

Director since: March 2021	Director since: March 2023

Committees: Audit, Nominating and Governance	Committees: Compensation and Management Development

Ms. Sylvester has served as a member of our Board of Directors since March 2021. Since 2016, Ms. Sylvester has served on the board of Harley-Davidson, Inc. (NYSE: HOG) and is chair of its Human Resources Committee and serves as a member of its Nominating and Corporate Governance and Sustainability and Safety Committees. Since March 2021, Ms. Sylvester has served on the board of Waste Management, Inc. (NYSE: WM) and is a member of its Management Development and Compensation and Nominating and Governance Committees. Since September 2022, Ms. Sylvester has served on the board of Flex (NASDAQ: FLEX) and is a member of Flex’s Compensation and People Committee. From June 2019 to August 2020, Ms. Sylvester was the U.S. Managing Director and U.S. Head of Electrification of ABB Group, a global technology company, operating mainly in areas of electrification, robotics, power, and automation.

Prior to joining ABB Group, Ms. Sylvester spent more than 30 years at General Electric, where she held a number of leadership roles, including serving as President and Chief Executive Officer of each of GE Lighting, GE Intelligent Platforms, which focused on automation, and GE Current, a digital power service business that delivers integrated energy systems.

David M. Foulkes has served as a member of our Board of Directors since March 2023. Mr. Foulkes has served as Chief Executive Officer and director for Brunswick Corporation (“Brunswick”) (NYSE: BC) since January 2019. Prior to his role as CEO, Mr. Foulkes served as Brunswick’s Chief Technology Officer and President, Brunswick Marine Consumer Solutions. Mr. Foulkes joined Brunswick in 2007 and for ten years was the head of product development at Mercury Marine. Since 2012, Mr. Foulkes also has had responsibility for Mercury Racing. Prior to joining Brunswick, Mr. Foulkes spent 18 years with Ford Motor Company in a series of assignments of progressing responsibilities.

Ms. Sylvester brings to our Board significant experience transforming industrial businesses that is consistent with our ongoing portfolio transformation. Ms. Sylvester also brings extensive knowledge regarding marketing at an international company as well as in engineering product development in areas like energy storage and EV charging, both of which are instrumental to help guide our businesses.

Mr. Foulkes brings to our Board extensive experience in technology and innovation and a deep understanding of global operations and manufacturing.

Proposal 1. Election of Directors	15

Christopher J. Klein Director	Mark D. Morelli Chief Executive Officer and Director

Director since: December 2020	Director since: October 2020

Committees: Compensation and Management Development (Chair), Nominating and Governance	Committees: None

Christopher J. Klein has served as a member of our Board of Directors since December 2020 and as a member of the Board of Directors of Thor Industries (NYSE: THO) since December 2017 and is a member of its Nominating and Compensation and Developments Committees. Mr. Klein has also served as a member of the Board of Directors of W.W. Grainger, Inc. (NYSE: GWW) since December 2023. Mr. Klein served as the Executive Chairman of the Board of Directors of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products until December 2020, having retired as Chief Executive Officer in January 2020. He joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development and operational positions, and served in the role of Chief Executive Officer of Fortune Brands Home & Security from 2010 to January 2020, taking the company public in a spin-off in 2011. Prior to joining Fortune Brands, Inc., Mr. Klein held key strategy and operating positions at Bank One Corporation. Previously, he was a partner at McKinsey & Company, a global management consulting firm where he spent eight years in the firm’s Chicago office. Mr. Klein spent his early career in commercial banking, at both ABN/AMRO and First Chicago.

Mark D. Morelli has served as our President and Chief Executive Officer since January 2020. Mr. Morelli has served as a member of the Board of Directors of Xylem Inc. (NYSE: XYL) since February 2022. He also serves as chair of Xylem’s Leadership Development and Compensation Committee and is a member of the Audit Committee. Mr. Morelli previously served as President and Chief Executive Officer of Columbus McKinnon Corporation from February 2017 to January 2020 and prior to that served as President and Chief Operating Officer of Brooks Automation, Inc. from January 2012 to March 2016. Prior to serving at Brooks Automation, Inc., Mr. Morelli was the Chief Executive Officer of Energy Conversion Devices, an alternative energy company (which voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code within one year after the date on which Mr. Morelli ceased to serve as its Chief Executive Officer). Prior to that, Mr. Morelli served in various positions with United Technologies Corporation from June 1993 to September 2007, where he progressed through product management, marketing, strategy and increasing responsibilities of general management. Mr. Morelli began his career as a U.S. Army officer and helicopter pilot.

Mr. Klein brings to our Board extensive public company and operational leadership experience, including management experience as Chief Executive Officer of a public company as well as significant corporate strategy experience.

Mr. Morelli brings to our Board a track record of driving improvements in innovation to accelerate long-term growth and has demonstrated a strategic ability to transform a company portfolio for long-term value generation, both of which are key to our success. Mr. Morelli also has experience building resilient and high-performing teams and cultures.

16	2024 PROXY STATEMENT	Proposal 1. Election of Directors

Class II Directors with Terms Expiring in 2025

Name	Age	Position with Vontier	Director Since
Robert L. Eatroff	58	Director	March 2021
Martin Gafinowitz	65	Director	October 2020
Andrew D. Miller	63	Director	October 2020

Robert L. Eatroff Director	Martin Gafinowitz Director

Director since: March 2021	Director since: October 2020

Committees: Audit	Committees: None

Robert L. Eatroff has served as a member of our Board of Directors since March 2021. As Executive Vice President of Global Corporate Development and Strategy for Comcast Corporation since January 2016, Mr. Eatroff manages Comcast NBCUniversal’s Corporate Development and leads its mergers and acquisitions (“M&A”) efforts and other strategic initiatives. Prior to joining Comcast, Mr. Eatroff spent more than 20 years at Morgan Stanley’s investment banking division, where he served as lead advisor on some of the firm’s largest and most high-profile M&A transactions and held many leadership positions, including Managing Director, Investment Banking Division and Head-Mergers and Acquisitions-Americas.

Martin Gafinowitz has served as a member of our Board of Directors since September 2019. Mr. Gafinowitz has over 25 years of international and industry experience, most recently having global responsibility for Fortive Corporation’s transportation technologies and franchise distribution platforms as Senior Vice President of Fortive Corporation from July 2016 to October 2020. Prior to July 2016, Mr. Gafinowitz has a long history as a senior executive with Danaher Corporation (“Danaher”) and its operating companies. Mr. Gafinowitz served as Senior Vice President of Danaher from March 2014 to July 2016 after serving as Group Executive of Danaher from 2005 to March 2014.

Mr. Eatroff brings significant experience in capital allocation and M&A to the Board providing the Company valuable perspective on its capital allocation and M&A activities.

Mr. Gafinowitz brings to our Board extensive prior M&A and operational experience in our businesses and long tenured mobility industry relationships, which enables him to provide deep insights about the past, present and future direction of the Company.

Proposal 1. Election of Directors	17

Andrew D. Miller Director

Director since: October 2020

Committees: Audit (Chair), Compensation and Management Development

Andrew D. Miller has served as a member of our Board of Directors since October 2020 and has served on the Board of Directors of iRobot Corporation (NASDAQ: IRBT) since September 2016. Mr. Miller was appointed to be iRobot’s Board Chair in January 2024 and has been a member of the Audit Committee since May 2022. Mr. Miller has also served as a member of the Audit Committee of the Board of Directors of Verint Systems Inc. (NASDAQ: VRNT), a global software and cloud provider of Actionable Intelligence solutions, since December 2019. Mr. Miller previously served as Executive Vice President and Chief Financial Officer of PTC, a provider of software technology platforms and solutions, from early 2015 until May 2019. At PTC, he was responsible for global finance, tax and treasury, investor relations, information technology, pricing, corporate real estate, and customer administration. From 2008 to 2015, Mr. Miller served as Chief Financial Officer of Cepheid, a high-growth molecular diagnostics company. While at Cepheid, he built world-class finance and information technology teams and a nationally recognized investor relations program. Mr. Miller has also served in financial leadership roles at Autodesk, MarketFirst Software, Cadence Design Systems, and Silicon Graphics. He is a former director of United Online.

Mr. Miller brings to our Board his extensive experience in financial leadership roles, significant experience in investor relations and background in software and information technology enabling him to provide valuable guidance on our strategic plan.

18	2024 PROXY STATEMENT	Corporate Governance

Corporate Governance

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, Vontier’s Board has adopted Corporate Governance Guidelines setting forth the Board’s corporate governance practices and adopted written charters for each of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Governance Committee. The Board has also adopted our Code of Conduct that includes, among others, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation and Management Development Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Governance” section of our website at www.vontier.com.

Board Leadership Structure, Risk Oversight and Management Succession Planning

Board Leadership Structure

The Board has separated the positions of Chair and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

Our Board has selected Karen C. Francis, an independent director, as its Chair, in light of Ms. Francis’ independence and her deep experience and knowledge with corporate governance, board management, shareholder engagement and risk management as well as her experience with Vontier’s diverse businesses and industries.

As the independent Chair of the Board, Ms. Francis leads the activities of the Board, including:

•	Calling, and presiding over, all meetings of the Board;
•	Together with the CEO and the Corporate Secretary, setting the agenda for the Board;
•	Calling, and presiding over, the executive sessions of non-management directors and of the independent directors;
•	Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;
•	Acting as a liaison as necessary between the non-management directors and the management of the Company; and
•	Acting as a liaison as necessary between the Board and the committees of the Board.

In the event that the Chair of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select, by majority vote, an independent director to serve as the Lead Independent Director with the authority to:

•	Preside over all meetings of the Board at which the Chair is not present, including the executive sessions;
•	Call meetings of the independent directors;
•	Act as a liaison as necessary between the independent directors and the CEO; and
•	Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings, with the executive sessions chaired by the independent Chair. In addition, the independent directors meet as a group in executive session at least once a year.

Risk Oversight

The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company.

Corporate Governance	19

In determining to separate the position of the CEO and the Chair, and in determining the appointment of the Chair of the Board and the Chairs of the committees of the Board, the Board and the Nominating and Governance Committee considered the implementation of a governance structure and appointment of chairpersons with appropriate and relevant risk management experience that would enable Vontier to efficiently and effectively assess and oversee its risks.

Risk Oversight by the Board of Directors

While risk is an inherent part of conducting global operations, we manage the risks relevant to our businesses through robust programs, including training, third-party expertise, Enterprise Risk Management (ERM), and our Risk Assessment Process (RAP). Through the RAP, we identify and assess transitional and physical risks at a business level, evaluating the likelihood and potential impact of a risk universe encompassing finance, human capital, operations, information technology, legal and regulatory compliance, and strategy. Sustainability risks, including climate risks, are embedded throughout the risk universe as part of the RAP. Additional areas of assessment include market, acute and chronic physical and socio-political as well as geo-political risks. Each risk is individually analyzed from both inherent and residual perspectives, considering existing controls and mitigation processes in place. Potential impacts for each risk are assessed from financial, operational, reputational, legal, and human perspectives. The businesses leverage the results from the assessment process to determine the appropriate risk approach, including identification and implementation of efforts to further mitigate key risks. Ownership and timelines are established and progress on mitigation projects is monitored and regularly reported to leadership as part of the RAP. There is strong engagement in risk management from company leadership, including the CEO, executives, and senior leaders. This ERM program is driven by Vontier’s Executive Risk Committee, which is led by the SVP, Chief Administrative Officer and includes business and functional leaders. Our Audit Committee oversees the ERM program, and the Board of Directors have regular updates on topics that are identified through the RAP and overall risk management process.

Risk Oversight by the Committees

AUDIT COMMITTEE	The Audit Committee oversees risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks. The Audit Committee also assists the Board in overseeing the Company’s risk assessment and risk management policies and significant issues involving the safety of the Company’s facilities and products. Finally, the Audit Committee oversees our cybersecurity risk management and risk controls.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	The Compensation and Management Development Committee oversees risks associated with the Company’s compensation policies and practices and talent.

NOMINATING AND GOVERNANCE COMMITTEE	The Nominating and Governance Committee oversees risks associated with corporate governance, board management and environmental, social and governance reporting.

Through the Audit Committee, the Board oversees the Company’s enterprise risk management process and policies. At least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews in depth with senior leaders of the Company the Company’s enterprise risk management, including climate risk. Each committee reports to the full Board on a regular basis, including as appropriate, with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

20	2024 PROXY STATEMENT	Corporate Governance

Cybersecurity

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to the Company’s cybersecurity risk management and risk controls. Consistent with such delegation, our Chief Information Officer provides a report to the Audit Committee on a quarterly basis, and to the Board on an annual basis, regarding the Company’s cybersecurity program, including the Company’s monitoring, auditing, implementation and communication processes, controls, and procedures. The incident response and escalation procedures are tested through our tabletop exercises, on at least an annual basis. Although, as of the date of this proxy statement, there have been no cybersecurity breaches nor cybersecurity incidents that have had a material financial impact, our Chief Information Officer reviews with the Audit Committee the results of any notable incidents or attempted breaches on a quarterly basis.

Enterprise Risk Committee

The Company’s Enterprise Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts, and, on at least an annual basis, provides a report to the Board and provides a report of the process to the Audit Committee.

Board Evaluation

On an annual basis, the Nominating and Governance Committee reviews and assesses, with input from the various other committees, the process for the annual self-assessment of the full Board and each of the committees of the Board. The process assessment takes into account the feedback from the directors on the effectiveness of the prior self-assessment process and incremental perspective and expertise a new director may bring. The following describes the self-assessment process implemented and conducted by the Board and the committees of the Board in 2023.

The Nominating and Governance Committee, with input from the Board, identified the most critical topics, including composition, culture, experience, responsibilities and process, for the annual assessment of the performance of the Board and the respective committees. Based on such topics, the director completed online self-assessment questionnaires, with the questionnaires designed to solicit both quantitative and qualitative responses for the questions. The Corporate Secretary consolidated the quantitative and qualitative assessment results without attribution to any individual director and discussed the results with the Nominating and Governance Committee Chair. The Board Chair and Nominating and Governance Committee Chair conducted interviews with each of the committee chairs and the Nominating and Governance Committee Chair conducted interviews with those directors that did serve as committee chairs. The Board Chair and Nominating and Governance Committee chair review with the full-Board the results of the annual self-assessment, including the results of the online self-assessment questionnaire results.

Management Succession Planning

The entire Board oversees the recruitment, development, and retention of our executive officers, including oversight of management succession planning. The Board and its committee members engage and assess our executive officers and high- potential employees during management presentations and periodic informal meetings.

Corporate Governance	21

Board of Directors and Committees of the Board

Director Attendance

In 2023, the Board met six times and acted by unanimous written consent six times. All directors attended more than 90% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served during 2023. As a general matter, directors are expected to attend annual meetings of stockholders.

Committee Membership

The membership of each of the Audit, Compensation and Management Development and Nominating and Governance committees as of April 15, 2024 is set forth below.

Name of Director	Audit	Compensation and Management Development	Nominating and Governance
Gloria R. Boyland	Member		Chair
Robert L. Eatroff	Member
David Foulkes		Member
Karen C. Francis		Member
Martin Gafinowitz
Christopher J. Klein		Chair	Member
Andrew D. Miller	Chair	Member
Mark D. Morelli
Maryrose Sylvester	Member		Member

Audit Committee

The members of the Audit Committee are Mses. Boyland and Sylvester and Messrs. Miller and Eatroff. Mr. Miller serves as chair of the Audit Committee. The Board has determined that Mr. Miller is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that Messrs. Miller and Eatroff and Mses. Boyland and Sylvester are independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. In 2023, the Audit Committee met seven times. The Audit Committee is responsible for assisting the Board in:

•	assessing the qualifications and independence of our independent auditors;
•	appointing, compensating, retaining, and evaluating our independent auditors;
•	overseeing the quality and integrity of our financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in Vontier’s Annual Report on Form 10-K;
•	overseeing our internal auditing processes;
•	overseeing management’s assessment of the effectiveness of our internal control over financial reporting;
•	overseeing management’s assessment of the effectiveness of our disclosure controls and procedures;
•	overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;
•	overseeing our risk assessment and risk management policies;
•	overseeing any significant issues involving the safety of our facilities and products;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing our cybersecurity risk management and risk controls; and
•	overseeing swap and derivative transactions and related policies and procedures.

22	2024 PROXY STATEMENT	Corporate Governance

Furthermore, as of the date of this proxy statement, no Audit Committee member serves on the audit committee of more than three public companies.

Compensation and Management Development Committee

The members of the Compensation and Management Development Committee are Ms. Francis and Messrs. Foulkes, Klein and Miller. Mr. Klein serves as the Chair of the Compensation and Management Development Committee. The Compensation and Management Development Committee met eight times in 2023 and acted by unanimous written consent two times. The Compensation and Management Development Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation and Management Development Committee is also responsible for:

•	determining and approving the form and amount of annual compensation of the CEO and our other executive officers, including evaluating the performance of, and approving the compensation paid to, the CEO and other executive officers;
•	reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;
•	reviewing and making recommendations to the Board with respect to the form and amounts of director compensation;
•	overseeing and reviewing the leadership development and succession plans for the chief executive officer’s direct reports;
•	reviewing the Company’s talent management program and human capital initiatives;
•	overseeing and monitoring compliance by directors and executive officers with our stock ownership requirements;
•	overseeing risks associated with our compensation policies and practices; and
•	overseeing our engagement with stockholders and proxy advisory firms regarding executive compensation matters.

Each member of the Compensation and Management Development Committee is:	•	A “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act; and
	•	Based on the determination of the Board, independent under NYSE listing standards and under Rule 10C-1 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2023, none of the members of the Compensation and Management Development Committee was an officer or employee of Vontier. No executive officer of Vontier served on the Compensation and Management Development Committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation and Management Development Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mses. Boyland and Sylvester and Mr. Klein. Ms. Boyland serves as the Chair of the Nominating and Governance Committee. The Board has determined that Mses. Boyland and Sylvester and Mr. Klein are independent, as defined by the rules of the NYSE. The Nominating and Governance Committee met three times in 2023 and acted by unanimous written consent three times. The Nominating and Governance Committee is responsible for:

•	reviewing and making recommendations to the Board regarding the size and composition of the Board;
•	identifying and evaluating individuals qualified to become Board members, consistent with the criteria approved by the Board, and include women and minority candidates in the pool from which the Committee considers director candidates;
•	assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with diverse backgrounds, experiences, skills, and perspectives;
•	proposing to the Board the director nominees for election by our stockholders at each annual meeting;

Corporate Governance	23

•	assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;
•	developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;
•	overseeing compliance with the corporate governance guidelines;
•	coordinating our Board committees’ oversight of respective environmental, social and governance (“ESG”) matters;
•	overseeing our ESG reporting;
•	assisting the Board and the committees in engaging in annual self-assessment of their performance;
•	overseeing the orientation process for newly elected members of the Board and continuing director education; and
•	administering our Related Person Transactions Policy.

Capital Deployment Advisory Group

In 2021, the Board formed a Capital Deployment Advisory Group (“CDAG”) to aid the Board in discharging its responsibilities relating to oversight of the Company’s financial affairs but it is not a standing Board committee. The CDAG chair is Bob Eatroff and the members are: Karen Francis, Martin Gafinowitz, Chris Klein and Mark Morelli.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders and, in the event of vacancies between annual meetings of stockholders, for appointment to fill such vacancies.

Board Membership Criteria

In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

Personal and professional integrity and character
Prominence and reputation in the candidate’s profession
Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business
The extent to which the interplay of the candidate’s skills, knowledge, expertise and diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the stockholders
The capacity and desire to represent the interests of the stockholders as a whole
Availability to devote sufficient time to the affairs of Vontier

24	2024 PROXY STATEMENT	Corporate Governance

Stockholder Recommendations

Stockholders may recommend to the Nominating and Governance Committee a prospective nominee for the Board. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees in the same manner whether a stockholder or the Board has recommended the candidate.

Majority Voting for Directors

At any meeting of stockholders for which Vontier’s Corporate Secretary receives a notice that a shareholder has nominated a person for election to the Board in compliance with our Amended and Restated Bylaws and Rule 14a-19 of the Exchange Act and such nomination has not been withdrawn on or before the tenth day before we first mail our notice of meeting to our stockholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chair of the Board or, if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Vontier Corporation, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607.

Corporate Governance	25

Environmental, Social and Governance

Environmental, Social and Governance (“ESG”) Overview

In the context of ESG, we have three powerful accelerators. First, our operating companies have a direct impact on sustainability through their products and services, such as alternative energy fueling systems and electric vehicle software. Second, our deeply ingrained culture of continuous improvement, driven by the Vontier Business System (“VBS”), gives us the tools and mindset to continually learn from our successes and failures, grow as individuals and teams, and harness process rigor to move from good intentions to accountability and transparent results. By incorporating sustainability into VBS, we are able to scale our impact and drive growth. And third, we have a unique ESG philosophy that accelerates our ESG efforts and the positive impact it has on all of our stakeholders.

We philosophically believe that anchoring our ESG program in a Better Team will more powerfully drive Better Innovations, a Better Planet, and a Better Society. This ESG framework and philosophy prioritizes our employees first. By focusing on our employees’ safety and well-being, sense of belonging and purpose, and growth and development, we create a Better Team, which will fully unleash our collective potential, accelerate progress for all stakeholders and fulfill our purpose to Mobilize the Future to Create a Better World.

We are a signatory to the United Nations (“UN”) Global Compact and it is our intent to advance the broader goals of the UN, including the Sustainable Development Goals (“SDGs”). We prioritized the following five SDGs where we think we can make the most impact and reflect our desire to lead and solve problems on a global scale.

26	2024 PROXY STATEMENT	Corporate Governance

ESG Oversight

The Board has oversight of our ESG program, including our climate-related risks and opportunities. The Nominating and Governance Committee coordinates the Company’s Board committees’ oversight of respective ESG matters and oversees ESG disclosure, including climate-related disclosure.

The SVP, Chief Administrative Officer and VP, Chief Governance and ESG Disclosure Officer provide frequent reports and updates to the Nominating and Governance Committee, and a report to the Board on an annual basis or more regularly as needed, regarding the Company’s sustainability program and strategies, including the corresponding risks and opportunities, climate-related goals and strategies, progress, shareholder engagement and disclosure.

We have an ESG Executive Council consisting of the entire senior leadership team that oversees ESG at the management level and ensures alignment with Vontier’s strategy and long-term vision.

We have an ESG Advisory Team that consists of cross-functional and cross- business workstream owners in areas like risk management (including climate risk), cyber, environmental, health, safety and security, employee benefits, and governance.

Disclosure and Transparency

In our 2023 Sustainability Report, we published our first Communication on Progress, to share our progress on the ten principles of the UN Global Compact. We prepare our annual Sustainability Report in accordance with leading ESG frameworks, including the Global Reporting Initiative and Sustainability Accounting Standards Board. We also disclose our Scope 1 and 2 greenhouse gas (“GHG”) emissions management strategy, governance, targets and progress via the annual CDP Climate Change questionnaire.

Better Team Overview

Keeping our people safe and healthy is a priority. We hold ourselves to high standards of environmental stewardship and continuously look for ways to raise the bar.

Environmental Health, Safety and Security (“EHS&S”)

EHS&S is overseen by our Vice President of Global EHS&S, who collaborates with leaders from each business to address the unique operational and geographic challenges present in our diverse portfolio. Our organization features an EHS&S Leadership Council, consisting of accomplished EHS&S leaders from various businesses. This council is responsible for both utilizing and refining VBS tools and processes specifically tailored to EHS&S, ensuring their effective implementation throughout the entire organization.

We evaluate the effectiveness of our health and safety program through the use of various performance indicators. Lagging indicators such as the Total Recordable Injury Rate (“TRIR”) per 200,000 hours worked and the Days Away, Restricted, Transferred (“DART”) case rate are commonly employed along with a number of leading indicators. Our organization is fully committed to reducing the TRIR to 0.34 and DART to 0.28 by the end of 2026. As of December 31, 2023, we have successfully achieved a 56% reduction in TRIR to 0.36 and a 50% reduction in DART to 0.21, compared to the figures recorded in 2021.

Furthermore, we have set ambitious goals to obtain ISO 14001 Environmental Management System and ISO 45001 Occupational Health and Safety certifications for all our manufacturing sites by 2026. It is worth noting that each of our reporting geographies currently has manufacturing sites that are certified under ISO 14001 and ISO 45001. As of December 31, 2023, we have achieved ISO 14001 certification for 83% of our sites and ISO 45001 certification for 58% of our sites.

Corporate Governance	27

Human Capital Management

Inclusion, Diversity and Equity (“ID&E”)

We are committed to sustaining an inclusive and diverse culture and team. We stood-up a cross-functional, global ID&E Council, to help drive and accelerate our ID&E priorities. With input from employees around the world, we created our ID&E vision.

I belong here. We celebrate the uniqueness of all people as it is the core of who we are, and the fuel that drives our success. We established the following ID&E pillars that will guide strategy:

Our Employee Resource Groups (“ERG”) continue to create community and connections that our employees desire, this is evident by the continuing increase in participation in
ID&E initiatives and increase in ERG membership rates.

We are committed to achieving, at leadership levels by 2027, 35% representation of women globally and 28% representation of ethnic or racial minorities in the United States.

To drive continuous improvement and ID&E accountability at all levels of our Company, our VP, Interim Chief People Officer works closely with management as well as the businesses to amplify ID&E and also to cascade ID&E goals. The Board has delegated to the Compensation and Management Development Committee the responsibility of exercising oversight of the Company’s human capital initiatives and compensation. The independent compensation consultant provides regular reports on compensation and other human capital management risks, trends, best practices, strategies and disclosures to the Compensation and Management Development Committee. While the Board has delegated these responsibilities to the Compensation and Management Development Committee, the Board remains actively involved and receives additional reports throughout the year on employee engagement, ID&E, talent development, company culture and alignment of human capital strategies with the Company’s overall portfolio and operational strategies.

Better Planet

We have the unique opportunity to develop and deliver smart, sustainable mobility solutions that help our customers and their customers to reduce emissions, respond to climate change and improve their environmental footprints.

We use VBS, in the form of energy kaizens, to evaluate equipment life cycles and production processes to identify energy inefficiencies and environmental impact. Additionally, in 2022, we proudly joined the MIT Climate and Sustainability Consortium, which convenes influential industry leaders to accelerate decarbonization and sustainable resource use.

In 2021, we committed to reducing our absolute Scope 1 and 2 GHG emissions by 45% by 2030, from our 2020 base year, and to achieving Net Zero by 2050 in support of the Paris Climate Agreement. We have the unique opportunity to develop and deliver smart, sustainable mobility solutions that help our customers, and their customers, reduce emissions and their environmental footprints. Our 2023 progress includes approximately 37% reduction in absolute Scope 1 and 2 GHG emissions from our 2020 base year.

We completed an assessment of Scope 3 categories and in our 2023 Sustainability Report, published our goal of reducing our absolute Scope 3 GHG emissions by 25% by 2030, from our 2020 base year. Our 2030 Scope 1, 2 and 3 GHG reduction goals were validated by the Science Based Targets initiative (“SBTi”), which is a reflection of the rigor and maturity of our ESG program.

28	2024 PROXY STATEMENT	Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act.

Director Compensation	29

Director Compensation

The general policy of our Board is that compensation for non-employee directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Compensation and Management Development Committee reviews market data every other year prepared by the independent compensation consultant regarding comparable director compensation programs.

Since the completion of the spin-off from Fortive, our non-employee director compensation (annual cash retainers and equity awards) has not changed.

Summary of Director Compensation

Pursuant to our non-employee director compensation policy, each of our non-employee directors will receive the following compensation:

•	An annual retainer of $100,000, payable in cash and/or restricted stock units (“RSUs”) pursuant to an election made by each director in the prior year under the terms of our Non-Employee Directors’ Deferred Compensation Plan, as described more fully below (the “Election”).
•	An annual equity award with a target award value of $175,000, comprised of RSUs. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our stockholders following the grant date. The distribution of RSUs may be deferred under the terms of our Non-Employee Directors’ Deferred Compensation Plan.
•	Reimbursement for out-of-pocket expenses, including travel expenses and expenses for education, related to the director’s service on the Board.

In addition to the foregoing amounts:

•	The Board chair will receive an annual retainer of $92,500, payable pursuant to the Election and an annual equity award with a target value of $92,500 (divided either equally between options and RSUs or comprised solely of RSUs, in each case, as described above for purposes of the annual equity award).
•	The chair of the Audit Committee will receive an annual retainer of $25,000, the chair of the Compensation and Management Development Committee will receive an annual retainer of $20,000, the chair of the Nominating and Governance Committee will receive an annual retainer of $15,000 and the chair of the Capital Deployment Advisory Group will receive an annual retainer of $20,000, in each case, payable pursuant to the Election.
•	Each non-chair member of the Audit Committee will receive an annual retainer of $15,000, each non-chair member of the Compensation and Management Development Committee will receive an annual retainer of $10,000, each non-chair member of the Nominating and Governance Committee will receive an annual retainer of $7,500, and each non-employee, non-chair member of the Capital Deployment Advisory Group will receive an annual retainer of $10,000, in each case, payable pursuant to the Election.

As described above, pursuant to our Non-Employee Directors’ Deferred Compensation Plan, each non-employee director may make an election during the prior year (subject to certain exceptions for newly appointed directors) to receive his or her annual retainer, including the base annual retainer payable to all non-employee directors, the additional annual retainer payable to the Board chair, and the additional annual retainers payable to the committee chairs and non-chair members, in the form of:

•	cash payable in four equal installments following each quarter of service; or
•	RSUs with a target value equal to the annual retainer and granted concurrently with the annual equity award (as described above) that the directors may choose to defer distribution under the terms of the Non-Employee Directors’ Deferred Compensation Plan.

30	2024 PROXY STATEMENT	Director Compensation

Director Compensation Table

The table below summarizes the compensation earned or paid to the non-employee directors for the year ended December 31, 2023. Mr. Morelli is a member of the Board but does not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Gloria R. Boyland	130,000	183,940	313,940
David Foulkes	85,833	231,368	317,201
Karen C. Francis	212,500	281,243	493,743
Robert L. Eatroff	—	322,455	322,455
Martin Gafinowitz	110,000	183,940	293,940
Christopher J. Klein	137,500	183,940	321,440
Andrew D. Miller	135,000	183,940	318,940
Maryrose Sylvester	122,500	183,940	306,440

(1)	The amounts reflected in this column represents the aggregate grant date fair value of the applicable award computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). With respect to stock awards, generally the grant date fair value under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant.
(2)	Pursuant to the Non-Employee Directors’ Deferred Compensation Plan, each of the directors was entitled to defer up to 100% of the annual retainer into RSUs with a target value equal to the amount of the annual retainer deferred. Ms. Boyland and Ms. Francis elected to defer their annual stock award and Mr. Eatroff elected to defer 100% of his cash fees and annual stock award. Since RSUs granted in 2023 for the annual retainer deferred are accounted for under ASC 718, they are reported under the “Stock Awards” column in the table above. All stock awards are outstanding as of December 31, 2023.

Proposal 2. Ratification of Independent Registered Public Accounting Firm	31

Proposal 2. Ratification of Independent

Registered Public Accounting Firm

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2024. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although stockholder approval of the selection of Ernst & Young LLP is not required, the Board believes that it is advisable to give our stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2022 and 2023 are set forth in the table below.

Fee Categories	Fiscal 2022	Fiscal 2023
Audit Fees(1)	$5,322,000	$5,158,928
Audit-Related Fees(2)	$87,000	$90,000
Tax Fees(3)	$125,000	$165,000
All Other Fees(4)	$10,000	$7,200
TOTAL FEES	$5,544,000	$5,421,128

(1)	Audit Fees consist of fees for the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, statutory audits, audit of captive insurance company, audit procedures associated with the adoption of new accounting standards, consents, review of documents filed with the SEC, and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for employee benefit plans.
(3)	Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.

32	2024 PROXY STATEMENT	Proposal 2. Ratification of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval of Audit and Permissible
Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm. To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence, the Audit Committee establishes on an annual basis the Pre-Approval Policy of the Audit Committee (the “Policy”). The Policy outlines the scope of services that Ernst & Young LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Ernst & Young LLP to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Ernst & Young LLP under any circumstances. Pursuant to the Policy, the Audit Committee approves services to be provided by Ernst & Young LLP and fee thresholds within each of the service categories, and services within these thresholds are deemed pre-approved. Additional services and fees materially exceeding those thresholds require further pre-approval. Requests for specific pre-approvals may be considered by the full Audit Committee. In addition, the Audit Committee has delegated to the Chair the authority to grant specific pre-approvals. Any such pre-approvals are reported to the full Audit Committee at its next meeting. The Policy is evaluated and updated annually by the Audit Committee.

Audit Committee Report	33

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Vontier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Vontier Corporation specifically incorporates this report by reference therein.

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee reviews with management the Company’s risk assessment process and risk management policies. Furthermore, within the scope of its compliance oversight responsibilities, the Audit Committee reviews with management the Company’s major cybersecurity risk exposures and the steps management has taken to monitor and mitigate such exposures.

Each member of the Audit Committee meets the criteria for independence applicable to audit committee members under the Securities Exchange Act and the NYSE listing standards. Each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards, and the Board of Directors has further determined that Mr. Miller qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing opinions on the conformity of the financial statements with GAAP.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. After consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Consequently, the Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024.

The Audit Committee has reviewed and discussed with the Company’s management and with Ernst & Young LLP (with and without management present) the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with maintaining Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for its fiscal year 2023 for filing with the SEC.

Audit Committee of the Board of Directors

Andrew D. Miller (Chair)     |     Gloria R. Boyland     |     Robert L. Eatroff     |     Maryrose Sylvester

34	2024 PROXY STATEMENT	Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation philosophy and pay programs provided to the Named Executive Officers (“NEOs”) in 2023. Our NEOs for 2023 are listed below:

•	Mark D. Morelli, President and Chief Executive Officer
•	Anshooman Aga, Senior Vice President, Chief Financial Officer
•	Kathryn K. Rowen, Senior Vice President, Chief Administrative Officer

2023 Executive Compensation Highlights

Based on our executive total reward philosophy, the Compensation and Management Development Committee took the following compensation actions in 2023:

•	Base Salary: The Compensation and Management Development Committee provided base salary increases of 2.9% and 8.0% to Mr. Morelli and Ms. Rowen, respectively, based on a review of market median data and performance. Mr. Aga was hired in late 2022 and did not receive an increase for 2023. See additional details in the “2023 Compensation Decisions” section under “Base Salary”.
•	Incentive Compensation Plan (“ICP”): Our ICP awards are linked to the Company’s annual financial performance and strategic objectives. For the 2023 performance year, the ICP measured three key financial metrics, as well as personal performance.

For 2023, the Compensation and Management Development Committee approved a Corporate Financial Factor of 130% based on the overall performance against the Company financial metrics. Actual ICP awards for the NEO’s were 130% of target and are described in detail in the “2023 Compensation Decisions” section under “Annual Incentive Compensation”.

Compensation Discussion and Analysis	35

•	Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for our stockholders. The 2023 annual LTIP awards for NEOs included 50% Performance Share Units (“PSUs”) earned based on a three-year EPS metric with a rTSR modifier relative to the S&P 500 and 50% time- based RSUs. The value of 2023 LTIP awards granted to the NEOs, as disclosed in the Summary Compensation Table, was set to generally align with market median and to reflect performance and long-term potential.

Additional details on LTIP awards are in the “2023 Compensation Decisions” section under “Long-Term Incentive Compensation”.

At the end of 2023, the Compensation and Management Development Committee set out to design a program for the NEOs that would work in tandem with the Company’s current LTIP to: (i) drive the creation of long-term stockholder value, (ii) further strengthen the alignment of the NEOs’ interests with those of long-term stockholders, and (iii) encourage the retention of NEOs.

Beginning in 2024, the Compensation and Management Development Committee decided to add a performance-based stock option program where annual stock options are granted on the same date on which the Company grants its annual LTIP awards to its NEOs if, and only if, the Company’s prior year’s performance on a particular financial metric is above established stretch targets. If not, no performance-based stock options are granted for that fiscal year. Initial targets were set in early 2024 for an opportunity of an option grant in early 2025. Once earned based on performance and to increase their retentive value, each grant of performance-based stock option vests 50%, 25% and 25% on the one-year, two-year and three-year anniversaries of the grant date, subject to the NEOs’ continued employment through such respective vesting date. Additional details of the performance-based stock option program, including 2024 metric and targets, will be included in Vontier’s 2025 proxy statement.

Say-on-Pay Vote

The Compensation and Management Development Committee and the management of Vontier will consider stockholder input, including the advisory “say-on-pay” vote, when evaluating our executive compensation programs and philosophy.

What Guides Our Program

Compensation Philosophy

Our compensation philosophy is aligned with building long-term, stockholder value. The executive compensation program is designed to:

ATTRACT, RECRUIT & RETAIN	Recruit, retain and motivate highly talented leaders with a passion for creativity, innovation, continuous improvement, and customer experience

BE COMPETITIVE	Deliver a total pay opportunity that is competitive in the market

ALIGN WITH STOCKHOLDERS	Place a strong emphasis on long-term, equity-based compensation to align interests of its executive officers with those of our stockholders

PAY FOR PERFORMANCE	Ensure that a substantial portion of an executive’s total compensation is variable and dependent upon the attainment of specific and measurable business performance objectives

36	2024 PROXY STATEMENT	Compensation Discussion and Analysis

Elements of Executive Compensation

Consistent with our executive compensation philosophy, we have adopted a compensation program that includes a mix of cash and equity-based compensation. While fixed compensation is important to provide a stable source of income, we believe that executive compensation should include a significant portion of variable and at-risk compensation with a strong emphasis on the long-term incentives directly linked to shareholder value in the form of equity awards. The following table sets forth the principal elements of our compensation program:

Element	Form of Compensation	Primary Objectives
Base Salary	• Cash	• Help attract and retain top talent • Provide stable source of income • Recognize day-to-day role and scope of responsibility
Annual Incentive Compensation	• Cash	• Reward annual performance on key operational and financial measures • Motivate and reward high individual performance
Long-Term Incentive Compensation	• RSUs • PSUs • Stock Options

•    Drive sustainable performance that delivers long-term value to our stockholders

•    Help retain executive talent through multi-year vesting schedules

•    Align the interest of the executive with those of our stockholders

Other Compensation	• Employee Benefit Plans • Severance Benefits	• Provide competitive compensation at an actual cost to Vontier lower than the perceived value to the executives

Compensation Discussion and Analysis	37

Pay for Performance Approach: Pay Mix

To reinforce the pay-for-performance element of our compensation philosophy, a significant portion of total compensation for our NEOs is incentive-based and aligns with our financial results and stock price. As contemplated by our compensation philosophy, this approach closely aligns our NEOs with company performance and the interests of our stockholders. For fiscal year 2023, approximately 87% of our CEO’s target compensation and 75% of the other NEOs’ target compensation, on average, was variable (and therefore at risk) based on the achievement of performance measures as well as stock price.

2023 Executive Compensation Decision Making

The Vontier Compensation and Management Development Committee is responsible for overseeing and making compensation decisions with respect to the NEOs.

38	2024 PROXY STATEMENT	Compensation Discussion and Analysis

Responsibilities for ongoing executive compensation decisions are summarized in the table below:

Compensation and Management Development Committee

•   Review and approve goals and objectives with respect to the compensation of, and any employment agreement, severance agreement, change in control agreement, and other compensatory agreements or plans for, the CEO and the other executive officers

•   Annually evaluate the performance of the CEO and the other executive officers in light of these goals and objectives and such other factors as the Compensation and Management Development Committee deems appropriate

•   Determine and approve the compensation for the CEO and the other executive officers

•   Oversee the leadership development and succession plans for senior leadership; review the talent management programs and human capital initiatives for the Company

Board of Directors and Management

•   The Compensation and Management Development Committee consults the Board of Directors, the CEO, and other members of management as the Compensation and Management Development Committee evaluates performance of, and establishes the compensation programs and policies for, our executive officers

Independent Compensation Consultant to the Compensation and Management Development Committee

•   Provides independent advice, research and analysis on topics such as the compensation of our NEOs and non-employee directors, executive compensation trends and companies that may be utilized for comparative purposes

•   Participate in meetings of the Compensation and Management Development Committee and communicates with the Chair of the Compensation and Management Development Committee between its meetings

The Compensation and Management Development Committee continues to engage Pearl Meyer as its independent compensation consultant. Pearl Meyer reports directly to the Compensation and Management Development Committee, and the Compensation and Management Development Committee may replace the firm or hire additional consultants or advisors at any time. The Compensation and Management Development Committee and the Board of Directors of Vontier are ultimately responsible for making decisions regarding the compensation of our executive officers after considering input from its consultant. The Compensation and Management Development Committee has assessed the independence of Pearl Meyer based on NYSE listing standards and applicable SEC regulations and concluded that Pearl Meyer’s work does not raise any conflict of interest.

Competitive Market Data

An important element of our overall compensation philosophy is to deliver a total pay opportunity that is competitive in the market. As a result, the Compensation and Management Development Committee will consider the executive compensation practices of companies in a peer group that was selected in consultation with Pearl Meyer, as one of several factors used in setting executive compensation. The Compensation and Management Development Committee does not target a specific percentile range within the peer group when determining the compensation of our NEOs. Instead, the Compensation and Management Development Committee uses the publicly filed data provided by the peer group as one reference point that is useful for determining the form and amount of compensation. The Compensation and Management Development Committee does not rely solely on peer group pay practices. The Compensation and Management Development Committee considers competitive data from relevant, published compensation surveys and custom research as other sources of competitive data.

Compensation Discussion and Analysis	39

The Compensation and Management Development Committee will review the peer group each year with the assistance of its independent compensation consultant. In deciding whether a company should be included in the peer group, the Compensation and Management Development Committee considered, among other factors, the business model, end market exposure, product type and revenue size of companies considered for the peer group.

In August 2022, the Compensation and Management Development Committee reviewed potential peer companies with an industrial and information technology focus. The Compensation and Management Development Committee, after consulting with Pearl Meyer and management, removed Colfax and FLIR due to the companies being acquired and approved the 2023 peer group consisting of the following companies:

Altra Industrial Motion Corp.[1]	Dover Corporation	Lincoln Electric Holdings, Inc.
AMETEK, Inc.	Franklin Electric Co., Inc.	Rockwell Automation
Carlisle Companies Incorporated	IDEX Corporation	Snap-on Incorporated
Crane Co.	Ingersoll Rand Inc.	Trimble Inc.
Donaldson Company, Inc.	ITT Inc.	Zurn Water Solutions Corporation

1 Altra Industrial Motion Corp was acquired by Regal Rexnord in 2023.

2023 Compensation Decisions

Base Salary

The base salaries for our NEOs reflect the scope of their responsibilities, performance, skills and experience, while considering the competitive market for comparable talent. The annual base salaries for Mr. Morelli and Ms. Rowen were specified in the letter agreements, which are described under the heading Executive Officer Letter Agreements, and have been increased based upon market competitiveness, performance and for Ms. Rowen, a promotion in December 2021. The annual base salary for Mr. Aga was specified in the letter agreement upon hire and is also described under the heading Executive Officer Letter Agreements. The annual base salaries for fiscal years 2022 and 2023 for our NEOs were as follows:

NEO	2022 Annual Base Salary	2023 Annual Base Salary	% Increase
Mark D. Morelli	$1,050,000	$1,080,000	2.9%
Anshooman Aga	$625,000	$625,000	0.0%
Kathryn K. Rowen	$530,000	$572,500	8.0%

Annual Incentive Compensation

In order to align our executive compensation program with our business strategy, reward annual performance by our executive officers based on the achievement of key operational and financial measures, and motivate and reward high individual performance, we provide annual cash bonuses to executives based on the achievement of annual performance measures relating to our business and the executive’s personal performance. Final award payouts cannot exceed 200% of target award opportunities.

40	2024 PROXY STATEMENT	Compensation Discussion and Analysis

During fiscal year 2023, target annual incentive opportunities were as follows:

NEO	Target Annual Incentive Compensation
Mark D. Morelli	150%
Anshooman Aga	100%
Kathryn K. Rowen	70%

Determination of the Actual 2023 Annual Incentive Award Payout

We provide annual incentives to our NEOs under our Incentive Compensation Plan (“ICP”). The ICP provides cash bonuses to executives based on the achievement of annual performance metrics relating to our business and may be modified based on an executive’s personal performance. In 2023, the target bonus opportunity for each NEO was equal to the NEO’s annual base salary as of December 31, 2023 multiplied by the relevant target award percentage(s) applicable set forth above. The 2023 actual bonus was equal to target bonus percentage(s) multiplied by a Company Financial Factor (“CFF”) as well as a Personal Performance Factor (“PPF”), described in more detail below. The CFF for the corporate NEOs was 0-200% of target.

The 2023 CFF for the NEOs was based on the combined performance of Vontier's operating companies against the following metrics:

Metric	Weight
Adjusted Operating Profit(1)	50%
Core Sales Growth(2)	30%
Adjusted Free Cash Flow (“FCF”) Conversion(3)	20%

(1)	Adjusted for non-normal operational items as per our public disclosures.

(2)	The change in sales excluding (i) sales from acquired and certain divested businesses; (ii)the impact of currency translation; and (iii) certain other items (when applicable).

(3)	Free Cash Flow adjusted for non-normal operational items as per our public disclosures, divided by Adjusted Net Earnings, which is net earnings adjusted for non-normal operational items as per our public disclosures.

Core sales growth is a critical measure of the business’s ability to increase customer demand for services and products over time, while adjusted operating profit and adjusted FCF conversion are key contributors to stockholder returns and important barometers of the overall health of the business. In 2023, the achievement of the financial measures described above gave rise to a CFF for these executives of 130% of target for the NEOs.

We do not disclose the specific targets for our operating companies’ performance metrics as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict our financial and/or operational strategies of our operating companies resulting in potential competitive harm. The performance metrics of adjusted operating profit, core sales growth, and adjusted free cash flow conversion were based on a range of factors, including growth outlooks for our respective product portfolios, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one operating company may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant markets or smaller or larger market shares. These considerations result in operating company targets that are intended to coincide with Company-wide targets in their level of difficulty to achieve and probability for success. The performance targets are set at levels that we believe are challenging and which generally constitute an improvement over the prior comparable period, in line with our culture of continuous improvement.

Compensation Discussion and Analysis	41

Personal Performance Factor & Individual Payouts

Following the end of 2023, the Compensation and Management Development Committee used its judgment and determined for each executive a PPF rating between 0 – 150% for each NEO. Without assigning any particular weight to any individual factor, the Compensation and Management Development Committee took into account financial performance, the executive’s execution against operational and personal goals for the year and overall leadership effectiveness. Our Compensation and Management Development Committee has discretion in determining the PPF of each executive officer, which is an important risk-mitigating element to our compensation program.

Name	Annual Base Salary ($)	Target Annual Incentive Compensation (% of Base Salary)	Target Annual Incentive Compensation ($)	Target Annual Incentive Compensation Multiplied by CFF	Total Incentive Compensation Payout(1)
Mark D. Morelli	$1,080,000	150%	$1,620,000	$2,106,000	$2,106,000
Anshooman Aga	$625,000	100%	$625,000	$812,500	$812,500
Kathryn K. Rowen	$572,500	70%	$400,750	$520,975	$520,975

(1)	The PPF for each executive officer was 1.0, which did not result in an adjustment to the incentive compensation payout up or down.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to drive sustainable performance that delivers long-term value to stockholders, help retain executive talent through multi-year vesting schedules and align the interest of the NEOs with those of Vontier’s stockholders. The 2023 annual LTIP awards for NEO’s were comprised of 50% PSUs and 50% RSUs. PSUs are earned based on a three-year EPS metric which may be modified ±15% based on TSR relative to the S&P 500 companies over a three- year period.

42	2024 PROXY STATEMENT	Compensation Discussion and Analysis

The table below shows the target annual long-term incentive award values granted for fiscal year 2023 for each of the NEOs:

Name	PSUs (at Target)	RSUs	Total Value*
Mark D. Morelli	$2,675,000	$2,675,000	$5,350,000
Anshooman Aga	$750,000	$750,000	$1,500,000
Kathryn K. Rowen	$500,000	$500,000	$1,000,000

* Award amounts for PSUs and RSUs were determined based on the twenty-day average closing price leading up to and including the date of grant on February 28, 2023, which was $24.47.

PSUs Earned and Vested in 2023

In January 2024, the Compensation & Management Development Committee determined payouts for the 2020 and 2021 PSU awards granted to Mr. Morelli and Ms. Rowen. The 2020 grant was in recognition of the spin-off from Fortive, and the 2021 grant was part of their regular, annual long-term incentive compensation. These PSU payouts were determined entirely by rTSR performance over the corresponding three-year performance period relative to a comparator group. For these awards, if Vontier’s TSR was negative over the three-year performance period, but performance met or exceeded the threshold, awards would be capped at 100% of target regardless of performance versus the comparator group. If Vontier’s TSR over the three-year performance period was positive, NEOs had the ability to earn a payout of 25% of target, regardless of performance versus the comparator group (Vontier eliminated this feature of the plan design starting with grants in 2022).

For the 2020 grant, our TSR for the 2021-2023 performance period was at the 13th percentile. As a result, the NEOs earned 25% of their target PSUs based on performance as shown below.

Year	Performance Metric	Performance Level	Payout	Actual Result	Actual Payout
2020	rTSR vs 2021 Comp Peer Group	>= 80th percentile 50th percentile 25th percentile <25th percentile	200% 100% 50% 0%	13th Percentile	25.00%

For the 2021 grant, our TSR for the 2021-2023 performance period was at the 30th percentile. As a result, the NEOs earned 60.29% of their target PSUs based on performance as shown below.

Year	Performance Metric	Performance Level	Payout	Actual Result	Actual Payout
2021	rTSR vs S&P 500 Peer Group	>= 80th percentile 50th percentile 25th percentile <25th percentile	200% 100% 50% 0%	30th Percentile	60.29%

Compensation Discussion and Analysis	43

Other Compensation Practices, Policies & Programs

Stock Ownership Requirements

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each of our executive officers and non-employee directors to obtain a substantial equity stake in our Common Stock within five years of their appointment to an executive or non-employee director position. The multiples of base salary or annual retainer that the guidelines require are as follows:

Executive and Non-Employee Director Level	Stock Ownership Guidelines (As A Multiple of Salary/ Annual Retainer)
Chief Executive Officer and Non-Employee Director	5.0x base salary and 5.0x annual retainer, respectively
All Other Executive Officers	3.0x base salary

Once an executive/non-employee director has acquired a number of shares that satisfies the ownership multiple applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive/non-employee director’s salary/annual retainer increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our Common Stock in the Vontier Corporation Executive Deferred Incentive Plan (the “Vontier EDIP”), shares held in a 401(k) plan, and unvested restricted stock units (“RSUs”) and vested and held performance-based stock units (“PSUs”), but does not include shares subject to unexercised stock options or unvested PSUs. Each of our NEOs and non-employee directors were in compliance with the stock ownership requirements as of December 31, 2023, having acquired the required number of shares or having more time to do so under the policy provisions.

Pledging Policy

Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs and our non-employee directors, from pledging as security under any obligation any shares of our Common Stock that he or she directly or indirectly owns and controls.

Hedging Policy

We include within our Insider Trading Policy a prohibition applicable to all our employees, including our NEOs and our non- employee directors, against engaging at any time in:

•	short sales of our Common Stock; or
•	transactions in any derivatives of our securities, including, but not limited to, buying or selling puts, calls or other options (except for awards granted under our 2020 Stock Incentive Plan).

Recoupment Policy

The Compensation and Management Development Committee has adopted a recoupment policy applicable to our executives, including our NEOs (the “covered persons”), that complies with applicable NYSE and SEC requirements (and is subject to update from time to time should such requirements change) (the “Vontier Corporation Recoupment Policy” or “Policy”). This Policy requires the Committee to recoup certain cash and equity incentive compensation paid to certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. It also permits the Committee, in its discretion, to require recoupment in certain other scenarios and of certain other amounts that are not required by NYSE and SEC, as described below.

44	2024 PROXY STATEMENT	Compensation Discussion and Analysis

Under this Policy, the Committee will require recoupment if it determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts. Specifically, the Committee will recoup:

•	The portion of any incentive compensation with financial performance measures (including cash and equity) received by any covered person within the three-year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated. In addition, our Board has the right to require reimbursement of the entire amount of any such incentive compensation payment or equity grant from any covered person whose fraud or other intentional misconduct in our Board’s judgment alone or with others caused such restatement; and
•	all gains from other equity awards realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement.

In addition, aside from our Policy, above, under the terms of our 2020 Stock Incentive Plan, all outstanding unvested equity awards will be terminated immediately upon, and no employee can exercise any outstanding equity award after, such time he or she is terminated for gross misconduct. Under the terms of the Vontier EDIP, if the administrator determines that termination of an employee’s participation in the Vontier EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Vontier.

Executive Officer Letter Agreements

The Company has entered into letter agreements with each of our NEOs.

•	The agreement with Mr. Morelli was entered into on December 6, 2019, and effective as of January 13, 2020
•	The agreement with Mr. Aga was entered into on August 9, 2022, effective as of August 29, 2022
•	The agreement with Ms. Rowen was entered into on June 15, 2020, and became effective as of September 1, 2020*

All of the letter agreements provide that each NEO may participate in the Vontier Executive Deferred Incentive Plan (“EDIP”) (as more fully described below) and in the employee benefit plans maintained for Vontier’s regular employees generally. The letter agreements also provide for an annual cash stipend of $10,000 for financial services and counseling and allows for participation in the Executive Physical program.

In addition, Messrs. Morelli and Aga and Ms. Rowen are eligible to participate in the Vontier Corporation Separation Pay Plan for Officers, Key and Senior Executives, which is described below.

*In January 2024, Ms. Rowen became Senior Vice President, Chief Administrative Officer.

Compensation Discussion and Analysis	45

Severance Benefits

Vontier Corporation Separation Pay Plan for Officers, Key and Senior Executives

The Vontier Corporation Separation Pay Plan for Officers, Key and Senior Executives, which we refer to as the Severance and Change-In-Control Plan, became effective on October 9, 2020 and amended and restated on June 11, 2023. The Severance and Change-In-Control Plan generally provides for severance benefits upon (i) a termination without cause (as defined in the Severance and Change-in-Control Plan) unrelated to a change-in-control of Vontier and (ii) a termination without cause, or good reason resignation (as defined in the Severance and Change-in-Control Plan), within 24 months following a change-in-control of Vontier.

Upon a termination without cause unrelated to a change-in-control, subject to the execution and non-revocation of a release agreement, the executive will receive: (i) a severance benefit equal to one times base salary (two times for the chief executive officer); (ii) a pro-rata annual cash bonus based on actual performance; (iii) pro-rata vesting of equity awards granted at least six months prior to the date of termination (with performance awards paid based on actual performance); and (iv) 12 months of continued health benefits (24 months for the chief executive officer).

Upon a termination without cause or good reason resignation within 24 months following a change-in-control, subject to the execution and non-revocation of a release agreement, the executive would receive: (i) a severance benefit equal to two times the sum of base salary (2.5 times for the CEO) plus the target annual incentive bonus opportunity; (ii) a pro-rata annual cash bonus based on target performance; (iii) vesting in full of any unvested equity awards without pro-ration (with performance awards paid at target level); and (iv) 24 months of continued health benefits (30 months for the CEO). In conjunction with our compensation consultants, we increased the severance multiple in conjunction with a change in control for our executives from one time to two times and for our CEO from two times to two and a half times to be better aligned with market practices.

Other Benefits

Our NEOs are eligible to participate in broad-based employee benefit plans which are generally available to all of our U.S. salaried employees and do not discriminate in favor of our NEOs. In addition, each of our NEOs is eligible for an annual executive physical and to participate in the Vontier Executive Deferred Incentive Plan (EDIP) from and after the separation date. The Vontier EDIP is a non-qualified, unfunded deferred compensation program that is available to select members of our management. We use the Vontier EDIP to tax-effectively contribute amounts to our executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. Participants in the Vontier EDIP will not fully vest in such amounts until they have reached five years of service with the Company.

Equity Granting Process

Grants of PSUs, RSUs and other equity awards to our executive officers are approved by the Compensation and Management Development Committee at regularly scheduled meetings, or sometimes by unanimous written consent. We have no practice of timing grants of equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any compensation of our executive officers.

Compensation Risk Considerations

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. In 2023, we focused our Risk Assessment on several programs within Vontier that can raise or lower our compensation risk profile, whether individually or collectively. This review includes our compensation strategy, annual and long- term incentive plan designs, NEO severance agreements, benefits and perquisites, governance practices, and other policies and practices.

We believe the process we followed is complete and sufficient for determining whether the Company’s practices are reasonably likely to encourage excessive risk taking. The Compensation and Management Development Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

46	2024 PROXY STATEMENT	Compensation Discussion and Analysis

Compensation Tables

The following tables present information concerning the compensation paid to our NEOs.

Summary Compensation Table

The following table sets forth information regarding fiscal years 2023, 2022, and 2021 compensation for our NEOs, except fiscal year 2021 for Mr. Aga is not provided because he was not a NEO in that year.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Mark D. Morelli, President and Chief Executive Officer	2023	1,072,500	—	5,953,567	—	2,106,000	192,856	9,324,923
	2022	1,037,500	—	4,197,627	—	945,000	178,300	6,358,427
	2021	1,003,846	—	4,496,611	—	2,925,000	261,437	8,686,894
Anshooman Aga, Senior Vice President, Chief Financial Officer	2023	625,000	—	1,669,199	—	812,500	290,537	3,397,236
	2022	216,346	600,000	1,596,141	—	128,425	319,716	2,860,628
Kathryn K. Rowen, Senior Vice President, Chief Administrative Officer	2023	561,875	—	1,112,890	—	520,975	87,016	2,282,756
	2022	532,250	—	893,283	—	222,600	85,486	1,733,619
	2021	472,500	—	1,672,105	—	604,598	156,633	2,905,836

(1)	The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards that we granted to our NEOs, computed in accordance with ASC 718. For all NEOs, the amount in the “Stock Awards” column for 2023 equals the aggregate grant date fair value of all PSUs and RSUs that we granted during 2023. The grant date fair value of the PSU awards reflected in the Stock Awards column is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under ASC 718. The target aggregate value of all of each NEO’s PSUs at the grant date assuming that we attain target performance is as follows: Mr. Morelli — $3,113,433; Mr. Aga — $872,912; and Ms. Rowen — $581,989. With respect to RSUs, we calculated the grant date fair value under ASC 718 based on the base number of shares of common stock underlying the RSU times the closing price of the Common Stock on the date of grant. The aggregate value of the RSUs granted in 2023 was as follows: Mr. Morelli — $2,840,134; Mr. Aga — $796,287; and Ms. Rowen — $530,901. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 19 to the Consolidated Financial Statements for fiscal year 2023.

(2)	The amounts set forth in this column for 2023 include the following benefits:

Name	2023 Company 401(K) Contributions	2023 Company EDIP Contributions	Tax/ Financial Planning & Executive Physical	Relocation Expense	Total All Other Compensation
Mark D. Morelli	$22,956	$157,500	$12,400	—	$192,856
Anshooman Aga	$17,538	$75,000	$10,000	$187,999	$290,537
Kathryn K. Rowen	$22,956	$54,060	$10,000	—	$87,016

Compensation Discussion and Analysis	47

Grants of Plan-Based Awards for Fiscal 2023

The following table sets forth certain information regarding grants of plan-based awards in the form of stock options, PSUs and RSUs.

Name	Grant Date	Award Type	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options(#)	Exercise Or base Price Of Option Awards ($/Share)	Grant Date Fair Value Of Stock And Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Morelli		Annual Cash Incentive	$810,000	$1,620,000	$3,240,000
	2/28/2023	PSU				—	109,320	218,640				$3,113,433
	2/28/2023	RSU							109,320			$2,840,134
Anshooman Aga		Annual Cash Incentive	$312,500	$625,000	$1,250,000
	2/28/2023	PSU				—	30,650	61,300				$872,912
	2/28/2023	RSU							30,650			$796,287
Kathryn K. Rowen		Annual Cash Incentive	$200,375	$400,750	$801,500
	2/28/2023	PSU				—	20,435	40,870				$581,989
	2/28/2023	RSU							20,435			$530,901

(1)	These columns relate to 2023 cash award opportunities under our Incentive Compensation Plan, which were described in more detail above under “— Annual Incentive Compensation.” The amount that each NEO earned under these awards based on actual performance for fiscal year 2023 appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These columns relate to performance stock unit awards that we granted under our 2020 Stock Incentive Plan. We discuss the performance and vesting conditions and other key terms of these awards in more detail above under “— Long-Term Incentive Compensation.”

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards in the form of stock options, PSUs and RSUs held by the NEOs as of December 31, 2023.

Name	Option grant date	Option awards				Stock awards
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Mark D. Morelli	2/20/2020	365,035	115,279	31.46	2/20/2030	—	—	—	—
						227,944(3)	$7,875,465	247,457(4)	$8,549,639
Anshooman Aga						70,355(6)	$2,430,765	30,650(4)	$1,058,958
Kathryn K. Rowen	2/23/2017	21,265	—	23.46	2/23/2027	—	—	—	—
	2/22/2018	7,470	—	31.41	2/22/2028	—	—	—	—
	2/25/2019	5,740	1,437	33.43	2/25/2029	—	—	—	—
	2/20/2020	11,538	7,700	31.46	2/20/2030	—	—	—	—
	8/15/2020	12,378	8,252	30.14	8/15/2030	—	—	—	—
						42,086(7)	$1,454,071	47,743(4)	1,649,521

(1)	We calculated market value based on the closing price of our Common Stock on December 29, 2023, the last trading day of the year, as reported on the NYSE ($34.55 per share), times the number of unvested shares.
(2)	Under the terms of the award, 20% of the stock options granted become or became exercisable on each of the first five anniversaries of the grant date. Mr. Morelli also received stock options in 2020 where 33.3% become exercisable on each of the first three anniversaries of the grant date.
(3)	Includes 38,040 RSUs granted on 2/20/2020, 21,440 RSUs granted on 2/25/2021, 59,144 RSUs granted on 2/28/2022 and 109,320 RSUs on 2/28/2023.

48	2024 PROXY STATEMENT	Compensation Discussion and Analysis

(4)	Includes, for the applicable NEO, the following PSU grants:

NAME	Target PSUs Granted 02/28/2023 (“2023 PSUs”)	Target PSUs Granted 03/08/2022 (“2022 PSUs”)	PSUs Granted 2/25/2021(5) (“2021 PSUs”)	PSUs Granted 12/15/2020(5) (“2020 PSUs”)
Mark D. Morelli	109,320	93,070	38,779	6,288
Anshooman Aga	30,650	—	—	—
Kathryn K. Rowen	20,435	19,805	6,023	1,480

The number of shares of Common Stock that vest pursuant to the: (i) 2020 PSU awards is based on total shareholder return (TSR) ranking relative to the Compensation Peer Group over a three-year performance period and (ii), 2021 PSU awards based on the TSR ranking relative to the S&P 500 over a three-year performance period. Payout at 100% of the target level requires achievement at the 50th percentile of the respective group. The PSUs payout at 200% for achievement at the 80th percentile or higher, 50% for performance at the 25th percentile and zero percent for performance below the 25th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Final rTSR that is positive will not vest less than 25% and rTSR that is negative will not vest more than 100% regardless of percentile rank. 2022 and 2023 PSU awards are based on Vontier’s three-year EPS performance with a rTSR modifier relative to the S&P 500 of ± 15%.

(5)	Amounts reflect the 2020 and 2021 PSU awards that vested in January 2024 with a payout of 25% and 60.29% of target, respectively.
(6)	Includes 39,705 RSUs granted on 11/15/2022 and 30,650 RSUs granted on 2/28/2023.
(7)	Includes 473 RSUs granted on 2/25/2019, 2,538 RSUs granted on 2/20/2020, 2,723 RSUs granted on 8/15/2020, 3,330 RSUs granted on 2/25/2021, 12,587 RSUs granted on 2/28/2022 and 20,435 RSUs granted on 2/28/2023.

Option Exercises and Stock Vested During Fiscal 2023

The following table summarizes RSU vestings in 2023. The NEOs did not exercise any options in 2023.

NAME	STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Mark D. Morelli	116,815	$3,087,916
Anshooman Aga	39,705	$1,340,044
Kathryn K. Rowen	30,501	$938,781

(1)	We calculated the amounts shown in this column by multiplying the number of shares acquired by the closing price of the shares as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Compensation Discussion and Analysis	49

Pension Benefits for Fiscal 2023

None of our NEOs participated in a defined benefit pension plan during 2023.

Nonqualified Deferred Compensation for Fiscal 2023

The table below sets forth information regarding participation in the Vontier EDIP with respect to 2023.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTION IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)
Mark D. Morelli	—	$157,500	$282,792	—	$775,805
Anshooman Aga	—	$75,000	$45,930	—	$148,336
Kathryn K. Rowen	—	$54,060	$90,495	—	$237,036

(1)	We included the amounts set forth in this column as 2023 compensation under the “All Other Compensation” column in the Summary Compensation Table.
(2)	The amounts set forth in this column represent earnings that are neither above market nor preferential, and accordingly, we do not include these amounts as compensation in the Summary Compensation Table.

The table below indicates for each NEO how much of the EDIP balance set forth in this column that we have reported as compensation in the Summary Compensation Table for previous years.

NAME	Amount Included In “Aggregate Balance At Last FYE” Column That Has Been Reported As Compensation In The Summary Compensation Table For Previous Years ($)
Mark D. Morelli	$471,077
Anshooman Aga	$24,750
Kathryn K. Rowen	$143,366

Potential Payments Upon Termination as of 2023 Fiscal Year-End

For illustrative purposes, the following table describes the payments and benefits that our NEOs would have been entitled to receive upon a qualifying termination of employment. The amounts set forth below assume that the triggering event occurred on December 31, 2023. Where benefits are based on the market value of our common stock, we have used the closing price of our Common Stock as reported on the NYSE on December 29, 2023, the last trading day of the year ($34.55 per share). In addition to the amounts set forth below, upon any termination of employment, our NEOs would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (solely for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the applicable EDIP (except that under the applicable EDIP, if an employee’s employment terminates as a result of gross misconduct, the applicable EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that, under the terms of Vontier’s 2020 Stock Incentive Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). Retirement is defined generally as either a voluntary resignation after age 65 or an approved early retirement.

50	2024 PROXY STATEMENT	Compensation Discussion and Analysis

NAMED EXECUTIVE OFFICER	BENEFITS	TERMINATION/CHANGE OF CONTROL (“CIC”) EVENT
		TERMINATION WITHOUT CAUSE(1)	DEATH	TERMINATION DUE TO CIC(1)
Mark D. Morelli	Severance Payment	$2,160,000	—	$6,750,000
	Target Annual Incentive Award(2)	$1,620,000	$1,620,000	$1,620,000
	Benefits continuation	$44,434	—	$55,543
	Value of unvested stock options that would be accelerated(3)	$307,239	$356,212	$356,212
	Value of unvested PSUs that would be accelerated(3)	$7,012,002	$3,413,844	$8,572,703
	Value of unvested RSUs that would be accelerated(3)	$7,719,472	$5,934,723	$7,875,465
	Outplacement Services	$10,500	—	$10,500
	Forfeiture by Executive(5)	—	—	$(1,151,161)
	Value of unvested EDIP that would be accelerated(4)	—	$287,025	$287,025
	Total:	$18,873,647	$11,611,804	$24,376,287
Anshooman Aga	Severance Payment	$625,000	—	$2,500,000
	Target Annual Incentive Award(2)	$625,000	$625,000	$625,000
	Benefits continuation	$23,842	—	$47,684
	Value of unvested stock options that would be accelerated(3)	—	—	—
	Value of unvested PSUs that would be accelerated(3)	$471,329	$353,497	$1,060,490
	Value of unvested RSUs that would be accelerated(3)	$1,659,747	$2,018,964	$2,430,765
	Outplacement Services	$10,500	—	$10,500
	Forfeiture by Executive(5)	—	—	$(911,450)
	Value of unvested EDIP that would be accelerated(4)	—	$118,669	$118,669
	Total:	$3,415,418	$3,116,130	$5,881,658
Kathryn K. Rowen	Severance Payment	$572,500	—	$1,946,500
	Target Annual Incentive Award(2)	$400,750	$400,750	$400,750
	Benefits continuation	$16,074	—	$32,149
	Value of unvested stock options that would be accelerated(3)	$50,062	$61,794	$61,794
	Value of unvested PSUs that would be accelerated(3)	$1,394,285	$693,840	$1,654,193
	Value of unvested RSUs that would be accelerated(3)	$1,454,071	$1,088,912	$1,454,071
	Outplacement Services	$10,500	—	$10,500
	Value of unvested EDIP that would be accelerated(4)	—	—	—
	Total:	$3,898,242	$2,245,296	$5,559,957

(1)	Please see Other Compensation-Severance Benefits-Vontier Corporation Severance and Change-In-Control Plan for Officers for a description of the severance benefits our NEOs would be entitled to receive under the Vontier Corporation Severance and Change-In-Control Plan for Officers if the NEO’s employment is terminated without cause. The amount reflected for the bonus payout in Termination without cause is the amount actually received for that year. The amounts set forth in the table assume that the NEO would have executed the standard release in connection with any termination without cause.

Compensation Discussion and Analysis	51

(2)	Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change in control, a prorated portion of the NEO’s annual incentive award will remain outstanding and be payable at the end of the performance period subject to the satisfaction of any performance measures that had not been met prior to the date of termination. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within two years following a qualified change-in-control, a prorated portion of the NEO’s target annual incentive award will immediately vest and be paid. None of the annual incentive awards are prorated for purposes of the table since we assume that the NEO terminated employment on December 31, 2023, which is the end of the performance period for our annual incentive awards, with assumed performance based on target performance.
(3)	The terms of Vontier’s 2020 Stock Incentive Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs, PSUs and stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs if the participant dies during employment.
(4)	Under the terms of the applicable EDIP, any unvested portion of the employer contributions that have been credited to the participant’s EDIP account would immediately vest upon the participant’s death and a CIC termination.
(5)	Mr. Morelli and Mr. Aga would need to forfeit this amount to avoid excise tax.

Pay Ratio Disclosure

We are providing this pay ratio disclosure to comply with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

In calculating our pay ratio, we considered the following:

•	We identified our median employee as of October 1, 2021, based on the annual base salary (for all Company salaried employees, other than Mr. Morelli) and the hourly rate multiplied by the scheduled annual work hours (for all Company hourly employees).
•	We considered only those full time, part time or seasonal based employees that were employed as of October 1, 2021, in our calculation. In addition, in reliance on the “de minimis” exemption that the rule provides, we identified the median employee from an employee population that excluded the non-U.S. employees from each of the jurisdictions listed below. In compliance with the “de minimis” exemption, the 498 non-U.S. employees in the excluded countries constituted less than 5% of our 10,674 aggregate employees (both U.S. and non-U.S. employees) as of October 1, 2021.

Denmark	76	Russia	17	Colombia	6	France	1
Romania	68	UAE	12	Malaysia	6	Kazakhstan	1
Finland	67	Latvia	11	Mexico	6	Nigeria	1
Serbia-Montenegro	47	Singapore	11	Saudi Arabia	4	Philippines	1
Norway	31	Spain	11	The Netherlands	3	Slovenia	1
Canada	19	Namibia	10	Hungary	2	Switzerland	1
Greece	19	Estonia	9	Poland	2	Taiwan	1
Bulgaria	17	Morocco	8	Swaziland	2	Thailand	1
Egypt	17	Lithuania	7	Belgium	1	Ukraine	1

As permitted by SEC rules, we used the same median employee that we used for our 2021 pay ratio, as we believe there has been no change in our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure. Once our median employee was identified according to the methodology described above, we calculated such employee’s total compensation for 2023 in the same way that we calculated total compensation for each of our NEOs that appear in the Summary Compensation Table. The total compensation of Mark D. Morelli, our Chief Executive Officer, and the total compensation of our median employee in 2023 were $9,324,923 and $47,353, respectively, resulting in a ratio of Mr. Morelli’s compensation to the median employee’s compensation of 197 to 1.

52	2024 PROXY STATEMENT	Compensation Committee Report

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Vontier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Vontier Corporation specifically incorporates this report by reference therein.

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into Vontier Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023.

Compensation and Management Development Committee of the Board of Directors
Christopher J. Klein (Chair)      |      Karen C. Francis      |      Andrew D. Miller      |      David M. Foulkes

Pay Versus Performance Disclosure	53

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation actually paid and certain Company performance for the fiscal years listed below. The Compensation and Management Development Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(3)	TSR(4)	Peer Group TSR(5)	Net Income ($MM)(6)	Adjusted Operating Profit ($MM)(7)
2023	$9,324,923	$18,677,596	$2,839,996	$4,172,979	$104.16	$149.82	$376.9	$664.3
2022	$6,358,427	($110,112)	$2,300,506	$408,028	$58.08	$126.82	$401.3	$716.2
2021	$8,686,894	$5,819,382	$2,599,946	$1,802,544	$91.94	$134.17	$413.0	$684.8
2020	$19,603,296	$10,693,129	$4,262,389	$2,431,212	$99.70	$110.78	$342.0	$579.0

(1)	The PEO in each covered year is Mark Morelli. The Non-PEO NEOs for whom the average compensation is presented in this table are: for fiscal 2023, Anshooman Aga and Kathryn Rowen; for fiscal 2022, David Naemura, Anshooman Aga, Kathryn Rowen, and Aaron Saak; for fiscal 2021, David Naemura, Kathryn Rowen, and Andrew Nash; and for fiscal 2020, David Naemura, Kathryn Rowen, Andrew Nash, and Michael Beverly.
(2)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Morelli, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Morelli during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Morelli’s total compensation for each year to determine the compensation actually paid:
Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards and Option Awards(a)	Inclusion of Equity Values(b)	Compensation Actually Paid to PEO
2023	$9,324,923	$5,953,567	$15,306,240	$18,677,596
2022	$6,358,427	$4,197,627	($2,270,912)	($110,112)
2021	$8,686,894	$4,496,611	$1,629,099	$5,819,382
2020	$19,603,296	$13,025,513	$4,115,346	$10,693,129

(a)	The amounts in this column represent the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The amounts included in the Inclusion of Equity Values column represent the aggregate of the following components, as applicable: the fair value as of the end of the fiscal year of unvested equity awards granted in that year; the change in fair value during the year of equity awards granted in prior years that remained outstanding and unvested at the end of the year; the fair value as of the vesting date of awards that are granted and vest in same applicable year; the change in fair value during the year through the vesting date of equity awards granted in prior years that vested during that year; a deduction of the fair value at the end of the prior year of awards granted prior to the year that failed to meet applicable vesting conditions during the year; and the value of any dividends or other earnings on equity awards paid during the year that are not otherwise included. Equity values are calculated in accordance with FASB ASC Topic 718. The amounts included or excluded in calculating the Equity Values column are as follows:

54	2024 PROXY STATEMENT	Pay Versus Performance Disclosure

Year	Fair Value as of the End of the Fiscal Year of Unvested Equity Awards Granted in that Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings on Equity Awards Paid During the Year that are not Otherwise Reflected in Total Compensation	Total Equity Values
2023	$8,630,468	$5,693,926	—	$981,846	—	—	$15,306,240
2022	$3,413,208	($4,736,334)	—	($947,786)	—	—	($2,270,912)
2021	$3,646,544	($1,664,447)	—	($352,998)	—	—	$1,629,099
2020	$1,378,371	$2,736,975	—	—	—	—	$4,115,346

(3)	The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Morelli), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Morelli) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Morelli) for each year to determine the average compensation actually paid, using the same methodology described above in Note 2:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Exclusion of Average Stock Awards and Option Awards	Inclusion of Average Equity Values(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,839,996	$1,391,045	$2,724,028	$4,172,979
2022	$2,300,506	$1,319,375	($573,103)	$408,028
2021	$2,599,946	$1,333,253	$535,851	$1,802,544
2020	$4,262,389	$2,876,049	$1,044,872	$2,431,212

(a)	The amounts included or excluded in calculating the Average Equity Values column are as follows:

Year	Average Fair Value as of the End of the Fiscal Year of Unvested Equity Awards Granted in that Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings on Equity Awards Paid During the Year that are not Otherwise Reflected in Total Compensation	Total Average Equity Values
2023	$1,664,507	$976,779	—	$82,742	—	—	$2,724,028
2022	$736,236	($1,020,728)	—	($288,611)	—	—	($573,103)
2021	$1,130,021	($483,969)	—	($110,201)	—	—	$535,851
2020	$356,443	$688,429	—	—	—	—	$1,044,872

(4)	TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(5)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Industrials Index.

Pay Versus Performance Disclosure	55

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.
(7)	We determined Adjusted Operating Profit to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for previous years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Financial Performance Measures

The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance measures are as follows:

•	Adjusted Operating Profit(1)
•	Core Sales Growth(1)
•	Adjusted Free Cash Flow Conversion(1)

(1)	Adjusted operating profit refers to operating profit calculated in accordance with GAAP but excluding amortization of acquisition-related intangible assets, costs associated with restructurings including one-time terminations benefits and related charges and impairment and other charges associated with facility closure, contract termination and other related activities, and the related impact of certain divested or exited businesses or product lines not considered discontinued operations (“Restructuring- and divestiture-related adjustments”), transaction- and deal-related costs, one-time costs related to the separation, amortization of acquisition-related inventory fair value step-up, gains and losses on sale of property, other charges which represent charges incurred that are not part of our core operating results (“Other charges”), and normalization and other adjustments which represent adjustments for standalone public company costs. Core sales refers to total sales calculated in accordance with GAAP but excluding (i) sales from acquired and divested businesses; (ii) the impact of currency translation; and (iii) certain other items. Adjusted Free Cash Flow Conversion refers to free cash flow adjusted for cash received from the sale of property and cash paid for Restructuring- and divestiture-related adjustments, transaction- and deal-related costs, one-time costs related to the separation, and Other charges.

Analysis of the Information Presented in the Pay versus Performance Table

As required by Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph compares the amount of compensation actually paid to Mr. Morelli and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Morelli) with the Company’s cumulative TSR over the four years presented in the table.

56	2024 PROXY STATEMENT	Pay Versus Performance Disclosure

Compensation Actually Paid and Net Income

The following graph provides the amount of compensation actually paid to Mr. Morelli and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Morelli) compared with the Company’s net income over the four years presented in the table.

Compensation Actually Paid and Adjusted Operating Profit

The following graph compares the amount of compensation actually paid to Mr. Morelli and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Morelli) with Adjusted Operating Profit over the four years presented in the table.

Equity Compensation Plan Information	57

Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	4,882,277(3)	$28.87	11,258,013(4)
Equity compensation plans not approved by security holders	—	—	—
Total	4,882,277(3)	$28.87	11,258,013(4)

(1)	The RSUs and PSUs that have been issued under our Stock Plan do not require a payment by the recipient to us at the time of vesting. In addition, under our EDIP, if a participant receives their EDIP distribution in shares of Common Stock, the participant’s EDIP balance is converted into shares of Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (B) does not take these awards into account.
(2)	Consists of the Stock Plan and the EDIP.
(3)	Consists of 4,647,915 shares attributable to the Stock Plan and 234,362 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Common Stock or a combination of cash and shares of Common Stock (except that any portion of a participant’s account that is subject to the Common Stock earnings rate must be distributed in shares of Common Stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2023 would be distributed in Common Stock.
(4)	Consists of 9,277,906 shares available for future issuance under the Stock Plan and, based on notional phantom shares representing outstanding balances in EDIP accounts as of December 31, 2023, 1,980,107 shares available for future issuance under the EDIP.

58	2024 PROXY STATEMENT	Proposal 3. Advisory Vote on Executive Compensation

Proposal 3. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (the “say-on-pay vote”).

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with the Company’s overall size, diversity and global footprint; drive sustainable performance that delivers long-term value to stockholders; align the interest of the executives with those of the stockholders; align compensation with the Company’s business strategy; and motivate our executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect.

Our executive compensation program is structured within a strong framework of compensation governance with a bias toward compensation that is dependent on long-term company performance and with compensation that is balanced to mitigate risks appropriately.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation and Management Development Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation and Management Development Committee. However, the Board and the Compensation and Management Development Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s named executive officers. We have determined that our stockholders should cast an advisory vote on the compensation of the Company’s named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of the Company’s named executive officers will be at the 2025 Annual Meeting of Stockholders.

Other Matters	59

Other Matters

Vontier’s management is not aware of any other business that may come before the meeting. Under our Amended and Restated Bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2024 Annual Meeting has passed. However, if additional matters properly come before stockholders at the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

Website Disclosure

We may provide disclosure in the “Investor – Governance” section of our corporate website, www.vontier.com, of any of the following:

•	the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;
•	the method for interested parties to communicate directly with the Board or with individual directors, the independent Chair of the Board, or if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group;
•	the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;
•	contributions by Vontier to a tax-exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues; or
•	any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

Web links throughout this document are provided for convenience only and are not intended to be active hyperlinks to the referenced websites. The content on the referenced websites does not constitute a part of this Proxy Statement.

60	2024 PROXY STATEMENT	Stockholder Proposals for Next Year’s Annual Meeting

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who wishes to have a proposal included in Vontier’s proxy statement for the 2025 Annual Meeting of Stockholders, the proposal must be submitted in writing to Vontier’s Corporate Secretary at Vontier’s principal executive offices, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607, and received no later than December 16, 2024 in order to be considered for inclusion.

Stockholders intending to present a proposal at the 2025 Annual Meeting of Stockholders without having it included in the Company’s proxy statement must comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2025 Annual Meeting of Stockholders, the proxies provided to Vontier’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2025 Annual Meeting of Stockholders is held during the period from April 28, 2025 to June 27, 2025 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws, appropriate notice would need to be provided to Vontier’s Corporate Secretary at the address noted above no earlier than January 28, 2025 and no later than February 27, 2025.

BY ORDER OF THE BOARD OF DIRECTORS

Courtney S. Kamlet
Corporate Secretary

Dated: April 15, 2024

COPIES OF VONTIER’S ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO VONTIER OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 5438 WADE PARK BOULEVARD, SUITE 600, RALEIGH, NORTH CAROLINA 27607.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V30545-P06591-Z87041 For Against Abstain For Against Abstain ! ! ! ! ! ! VONTIER CORPORATION 5438 WADE PARK BOULEVARD, SUITE 600 RALEIGH, NC 27607 VONTIER CORPORATION 1d. Election of Director: David M. Foulkes 1e. Election of Director: Christopher J. Klein 1f. Election of Director: Mark D. Morelli 1c. Election of Director: Maryrose Sylvester 1b. Election of Director: Gloria R. Boyland 1a. Election of Director: Karen C. Francis The Board of Directors recommends a vote FOR the following: The Board of Directors recommends a vote FOR proposals 2 and 3: 2. To ratify the appointment of Ernst & Young LLP as Vontier's independent registered public accounting firm for the year ending December 31, 2024. 3. To approve, on an advisory basis, Vontier's named executive officer compensation as disclosed in the Proxy Statement. Note: To consider and act upon other business as may properly come before the meeting or any adjournment thereof. Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2024 for shares held directly and up until 11:59 p.m. Eastern Time on May 22, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VNT2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2024 for shares held directly and up until 11:59 p.m. Eastern Time on May 22, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

V30546-P06591-Z87041 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. VONTIER CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints each of Kathryn K. Rowen and Courtney S. Kamlet with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Vontier Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on May 28, 2024 at 4:30 p.m. Eastern Time at www.virtualshareholdermeeting.com/VNT2024 and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2 and 3. Whether or not you are able to attend the meeting virtually, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting. IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)